                                                                    EXHIBIT 99.2

--------------------------------------------------------------------------------


                           PRO FORMA VALUATION REPORT
                           FOR SECOND STEP CONVERSION


                                NCRIC GROUP, INC.
                                 Washington, DC



                                  Dated As Of:
                                 March 11, 2003

--------------------------------------------------------------------------------













                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
---------------------------------------------------------------------
Financial Services Industry Consultants

                                                 March 11, 2003


Board of Directors
NCRIC, A Mutual Holding Company
NCRIC Holdings, Inc.
NCRIC Group, Inc.
1115 30th Street, N.W.
Washington, DC  20007

Members of the Board:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the reorganization described below. This Appraisal may be relied upon by the Department of Insurance and Securities Regulation of the District of Columbia (the "Department") in its review of the reorganization. This appraisal is furnished pursuant to the laws of the District of Columbia, including Chapters 7 and 9 of Title 31 of the District of Columbia Code.

Description of Plan of Conversion and Reorganization

     In January 2003, the Board of Directors of NCRIC, A Mutual Holding Company (the "MHC") and its subsidiaries, NCRIC Holdings, Inc. ("NCRIC Holdings") and NCRIC Group, Inc. ("NCRIC" or the "Company") adopted the Plan of Conversion and Reorganization (the "Plan"). NCRIC is the majority-owned subsidiary of NCRIC Holdings which is itself, wholly-owned by the MHC, a District of Columbia chartered mutual holding company. Currently, the NCRIC Holdings owns 2,220,000 shares of NCRIC's common stock outstanding, or 59.9%, with the remaining 1,488,399 shares, or 40.1%, owned by public shareholders. The MHC currently owns 100% of NCRIC Holdings.

     In connection with the Plan, NCRIC will be reorganized as a Delaware corporation. In conjunction with the mutual-to-stock conversion, the MHC and NCRIC Holdings will merge with and into the Company and NCRIC will sell the 59.9% ownership interest in the MHC to members and the public through Subscription and Community offerings (i.e., the "second step conversion" or "conversion"), based on the appraised value. The proceeds of the Subscription and Community offerings will be retained as capital by NCRIC and its subsidiaries. Concurrent with the second step conversion, the MHC will be merged into NCRIC Group, Inc., with NCRIC Group, Inc., being the surviving corporation. Upon completion of the conversion, 100% of the shares will be owned by public shareholders.

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

Board of Directors
March 11, 2003
Page 2

     NCRIC will retain up to 25% of the net second step offering proceeds, and the balance will be downstreamed to NCRIC, Inc., its wholly-owned insurance subsidiary. The net proceeds at NCRIC and the insurance subsidiaries will initially be invested into short-term investments pending longer-term deployment. NCRIC's activities are expected to be consistent with the past.

     It is anticipated that the public shares will be issued to: (1) Members of the MHC as of May 6, 2003; (2) NCRIC Group's employee benefit plans, including the ESOP and Stock Award Plan; and (3) directors, officers and employees of NCRIC who are not entitled to purchase shares in Category (1). Any shares that are not sold in the Subscription offering may be offered in the Community offering. Preference in the Community Offering will be given to: (i) persons who are policyholders of NCRIC, Inc., who are not members entitled to purchase shares of common stock in category (1) above; (ii) policyholders of Commonwealth Medical Liability Insurance Company; and (iii) existing stockholders of NCRIC Group. The community offering may begin concurrently with, during or promptly after the subscription offering. The Company also may offer shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Sandler O'Neill & Partners, L.P.

RP Financial, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for companies undertaking the demutualization process including mutual savings institutions and insurance companies. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of NCRIC and the other parties engaged by the Company to assist in the stock issuance process.

Valuation Methodology

     In preparing our appraisal, we have reviewed the related applications, including the prospectus as filed with the Securities and Exchange Commission ("SEC") and the Department. We have conducted a financial analysis of the Company that has included a review of its audited financial information for fiscal years ended December 31, 1998 through 2002 and unaudited financial and other information through December 31, 2002 and due diligence related discussions with the Company's management and directors; Deloitte & Touche, the Company's independent auditor; Luse Gorman Pomerenk & Schick, P.C., PLLC, the Company's counsel in conjunction with the Reorganization and offering; Tillinghast Towers Perrin, the Company's actuary; and Sandler O'Neill & Partners, L.P., the financial and marketing advisor in connection with NCRIC's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we

Board of Directors
March 11, 2003
Page 3

believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for insurance companies, including those with a similar line of business, and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the Reorganization and stock offering on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded insurance companies sharing similar lines of business. We have reviewed conditions in the securities markets in general and in the market for insurance company stocks in particular, including the market for existing insurance companies, the market for shares issued in secondary offerings by other comparable insurers, and the market for the newly issued stock offered by demutualized insurance companies. We have also considered the expected market for NCRIC's public shares. We have excluded from such analyses insurers subject to announced or rumored acquisition, and/or those institutions that exhibit other unusual characteristics.

     Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors and actuaries, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors and actuaries, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Company and for all insurance companies and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for insurance companies and medical professional liability insurers, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of insurers as a whole or NCRIC's value alone. It is our understanding that there are no current or long-term plans for pursuing for selling control of NCRIC following the completion of the second step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which NCRIC's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Directors
March 11, 2003
Page 4

Valuation Conclusion

     It is our opinion that, based on market prices as of March 11, 2003 and NCRIC's financial statements through December 31, 2002, the estimated aggregate pro forma valuation of the shares to be issued in the conversion, including (1) newly-issued shares representing the MHC's ownership interest in NCRIC and (2) exchange shares to be issued to existing public shareholders of the Company, was $50,113,500 at the midpoint, equal to 5,011,350 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range was $30,000,000, equal to 3,000,000 shares at a per share value of $10.00. The offering range includes a minimum offering value of $25,500,000, equal to 2,550,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum offering value of $34,500,000, equal to 3,450,000 shares at $10.00 per share (115.0% of the midpoint). If warranted by market conditions, the Company may sell conversion stock up to a supermaximum value of $39,675,000, equal to 3,967,500 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

     The Plan of Conversion and Reorganization provides that the minority stockholders are entitled to exchange their shares of the Company's common stock for newly issued shares of the Company as a fully converted company. The Board of Directors has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate public ownership percentage in Company equal to 40.14% as of March 11, 2003. Pursuant to this formula, the exchange shares to be received by the existing minority shareholders of Company will be determined at the end of the offering based on the total number of shares sold in the Subscription and Community offerings. Pursuant to this formula, the exchange ratio for the minority shareholders would be 1.1486 shares, 1.3514 shares, 1.5541 shares and 1.7872 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued shares for the shares held by the minority stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of NCRIC immediately upon issuance of the stock.

Board of Directors
March 11, 2003
Page 5

     RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of NCRIC as of December 31, 2002, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of NCRIC and the exchange of the public shares for newly issued shares of NCRIC common stock as a full public company was determined independently by the Boards of Directors of the MHC and NCRIC Group, Inc. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

     At NCRIC's request, the valuation will be updated and such updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for the shares of insurers. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                                Respectfully submitted,

                                                RP FINANCIAL, LC.

                                                /s/ Ronald S. Riggins

                                                Ronald S. Riggins
                                                President and Managing Director

                                                /s/ James P. Hennessey

                                                James P. Hennessey
                                                Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                                NCRIC GROUP, INC.
                                 Washington, DC

                                                                                      PAGE
  DESCRIPTION                                                                        NUMBER
  -----------                                                                        ------
CHAPTER ONE                         OVERVIEW AND FINANCIAL ANALYSIS
-----------

      Company Overview                                                                1.1
      Plan of Conversion and Reorganization                                           1.6
      Reasons for the Second Step Conversion                                          1.7
      Strategic Overview                                                              1.7
      Balance Sheet Trends                                                            1.11
      Income and Expense Trends                                                       1.20
      Claims and Risk Exposure                                                        1.30
      Reinsurance                                                                     1.32
      Subsidiaries                                                                    1.33
      Legal Proceedings                                                               1.35



CHAPTER TWO                         MARKET ENVIRONMENT
-----------

      Introduction                                                                    2.1
      Medical Professional Liability Insurance Market Overview                        2.1
      Cyclical Nature of Insurance Underwriting                                       2.2
      Frequency and Severity of Medical Professional Liability Claims                 2.3
      Impact of Current Market on Medical Professional Liability Insurers             2.5
      Availability of Coverage and Premium Rate Increases                             2.7
      Summary                                                                         2.8



CHAPTER THREE                       PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                                            3.1
      Financial Condition                                                             3.5
      Income and Expense Components                                                   3.10
      Analysis of Risk Factors                                                        3.15
      Summary                                                                         3.17

RP Financial, LC.

                                TABLE OF CONTENTS
                                NCRIC GROUP, INC.
                                 Washington, DC
                                   (continued)

                                                                                     PAGE
  DESCRIPTION                                                                       NUMBER
  -----------                                                                       ------

CHAPTER FOUR                        VALUATION ANALYSIS
------------
      Introduction                                                                   4.1
      RP Financial Approach to the Valuation                                         4.1
      Valuation Analysis                                                             4.2
         1.   Financial Condition                                                    4.2
         2.   Profitability, Growth and Viability of Earnings                        4.3
         3.   Risk Assessment                                                        4.4
         4.   Primary Market and Growth                                              4.5
         5.   Dividends                                                              4.5
         6.   Liquidity of the Shares                                                4.6
         7.   Marketing of the Issue                                                 4.6
                A.  The Public Market                                                4.7
                B.  The New Issue Market                                             4.8
                C.  Secondary Offering by ProAssurance, Inc.                         4.11
                D.  Second Step Conversions by Thrift Mutual Holding Companies       4.12
                E.  Trading in NCRIC Group's Stock                                   4.15
         8. Organization and Management                                              4.15
         9. Regulatory Environment                                                   4.16
      Summary of Adjustments                                                         4.16
      Valuation Approaches                                                           4.17
      Valuation Conclusion                                                           4.21
      Establishment of the Exchange Ratio                                            4.22

RP Financial, LC.

                                 LIST OF TABLES
                                NCRIC GROUP, INC.
                                 Washington, DC

  TABLE
 NUMBER               DESCRIPTION                                               PAGE
 ------               -----------                                               ----
  1.1      Historical Balance Sheets                                            1.12
  1.2      Investment Portfolio Summary                                         1.16
  1.3      Historical Income Statements as a Percent of Average Assets          1.23
  1.4      Historical Income Statements as a Percent of Total Revenues          1.24
  1.5      Reinsurance Data as of December 31, 2002                             1.33


  2.1      Market Share by Jurisdiction Based on Premiums Written as of 2001    2.1
  2.2      Settlement Negotiations for Medical Malpractice from 1994-2000       2.4
  2.3      National Loss Ratio Since 1991 and Loss Ratio Chart                  2.6


  3.1      Peer Group of Publicly-Traded Insurance Companies                    3.3
  3.2      Balance Sheet Composition                                            3.6
  3.3      Balance Sheet Growth Rates                                           3.9
  3.4      Income and Expenses as a Percent of Average Assets                   3.11
  3.5      Income and Expenses as a Percent of Revenues                         3.12
  3.6      Analysis of Risk Factors                                             3.16


  4.1      Dow Jones Industrial Index and S&P Insurance Index                   4.8
  4.2      Selected Demutualization Transactions                                4.10
  4.3      Key Characteristics of ProAssurance Secondary Stock Offering         4.13
  4.4      Pro Forma Pricing Characteristics of Second Step Conversions by
             Savings Institutions Since 2000                                    4.14
  4.5      Public Market Pricing                                                4.23

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Company Overview

     NCRIC Group, Inc. ("NCRIC" or the "Company"), a District of Columbia corporation, is a holding company that owns NCRIC, Inc., a medical professional liability insurance company, and NCRIC MSO, Inc., a physician practice management and financial services company. The principal operations of NCRIC, Inc. and NCRIC MSO are conducted in the District of Columbia, Maryland, Virginia, West Virginia, Delaware and North Carolina. The geographic territory covered by the company's operations is reflected in the map below.

                                     [MAP]

RP Financial, LC.
Page 1.2

     NCRIC Group was organized in December 1998 in connection with the reorganization of National Capital Reciprocal Insurance Company into a mutual holding company structure (the "Reorganization"). NCRIC, A Mutual Holding Company (the "MHC") owns all of the outstanding shares of NCRIC Holdings, Inc. ("NCRIC Holdings"), which prior to July 29, 1999, owned all of the outstanding shares of NCRIC Group. Effective July 29, 1999, NCRIC Group completed a public offering (the "Stock Offering") and issued 2,220,000 shares of the common stock, to NCRIC Holdings and 1,480,000 shares of the common stock in a subscription and community offering at a price of $7.00 per share. NCRIC Group owns all of the outstanding shares of NCRIC, Inc. and NCRIC MSO. As of December 31, 2002, the MHC owned 100% of NCRIC Holdings, which owned 2,220,000 shares of NCRIC's common stock outstanding, or 59.9%, with the remaining 1,488,399 shares, or 40.1% owned by public shareholders. The current corporate organization, illustrated on the following page, reflects the mutual holding structure.

     At December 31, 2002, NCRIC had total assets of $203 million. At the same date, the Company had total equity of $47.8 million, equal to 23.6% of assets, and tangible equity (net of goodwill) equal to $41 million, or 20.0% of total assets. For the twelve months ended December 31, 2002, NCRIC reported gross revenues of $42 million, and net income of $742,000, or 0.41% of a return of average assets ("ROAA") and a 1.74% net profit margin.

     Insurance Operations

       NCRIC, Inc. was organized in 1980 as National Capital Reciprocal Insurance Company, a reciprocal insurance company (i.e., as an unincorporated association with no capital stock issued and controlled by its members, i.e., policyholders (also known as insureds), and was reorganized into its current structure in 1998. NCRIC, Inc. specializes in writing medical professional liability coverage for healthcare providers in the District of Columbia and Maryland. NCRIC, Inc.'s wholly owned subsidiary, Commonwealth Medical Liability Insurance Company ("CML"), sells medical professional liability insurance to healthcare providers in Virginia, Maryland, West Virginia, and Delaware. CML's policies closely resemble NCRIC's policies except that insureds of CML do not become members of the MHC.

RP Financial, LC.
Page 1.3

                  -------------------------------------
                     NCRIC, A Mutual Holding Company
                  -------------------------------------
                                 |
                  100% of shares |
                                 |
                        ---------------------
                         NCRIC Holdings, Inc.
                        ---------------------
                                 |
                                 | 60% of shares
                                 |
                                 |
                                 |             Currently
                        --------------------    40% of       -------------------
                                                shares
                         NCRIC Group, Inc       ------       Public Stockholders
                                                100% of
                        --------------------  shares after   -------------------
                                               2nd step
                                 |
                                 |
                                 |
                                 |
                                 |
                                 |------------------------|
                                 |                        |
                        ------------------        ----------------------
                             NCRIC, Inc.            NCRIC MSO, Inc. d/b/a
                                                    Healthcare Consulting
                        ------------------        ---------------------
                                 |                        |
                                 |                  -----------------
                                 |                  NCRIC Physicians
                                 |                  Organization, Inc.
                                 |                  ------------------
                                 |
                                 |
       |-------------------|------------------|----------------------|
       |                   |                  |                      |
-------------------  ----------------  -----------------------  ---------------
 National Capital    NCRIC Insurance    Commonwealth Medical    American Captive
Insurance Brokerage      Agency        Liability Insurance Co.       Corp.
-------------------  ----------------  -----------------------  ----------------

Note: As a result of the 2nd step conversion, the corporate organization will be simplified as MHC and Holdings (shaded boxes) will be collapsed into NCRIC Group.

       Created by Washington, D.C. based physicians in 1980 when medical professional liability insurance was either unavailable or prohibitively expensive, NCRIC has provided high quality insurance products to its insureds in the District of Columbia. To date, the District of Columbia has rejected tort reform and has the highest cumulative average medical professional liability jury awards of any jurisdiction in the United States. NCRIC's management believes the

RP Financial, LC.
Page 1.4

       Company's success rests, among other factors, on its ability to successfully litigate claims, reduce its insureds' loss exposure through effective risk management and provide its insureds with individualized service. The success which NCRIC has had to date is evidenced by data showing that 98% of NCRIC's insureds renewed their policies in 2002. NCRIC believes that it has prospered notwithstanding the highly cyclical nature of the business through a high level of management expertise and by providing its insureds with quality consistent service at a competitive price. As of December 31, 2002, NCRIC and CML had 101 employees.

       According to A.M. Best Company, in 2002 53% of the premiums written for physician and hospital professional liability insurance in the District of Columbia were written by NCRIC. In addition, during the year ended December 31, 2002, NCRIC generated 58% of its premiums in Maryland, Virginia, West Virginia, and Delaware. NCRIC's market share, based on the 2002 data, is 5% or less in each of these markets. As of December 31, 2002, NCRIC had approximately 3,785 medical professional liability policies outstanding in all of its markets. The majority of NCRIC's premiums are generated from individual and small-group practices, but it also has risk sharing programs with groups of physicians sponsored by metropolitan Washington, D.C. area hospitals. NCRIC markets products directly to physician clients. NCRIC also markets products through independent brokers and agents who produced 90% of new premiums written in 2002 as compared to 59% in 2000. The number of NCRIC, Inc., insureds by jurisdiction, including CML, are reflected in the schedule below.

                                NCRIC Group, Inc.
                          Policyholders by Jurisdiction
                             As of December 31, 2002

                                                      Total Policyholders
                                                 Number           % of Total

   District of Columbia                           1,233              32.6%
   Maryland                                         597              15.8
   Virginia                                       1,379              36.4
   West Virginia                                    388              10.3
   Delaware                                         188               5.0
                                                  -----             -----
     Total Insureds                               3,785             100.0%

   Source:  Internal financial reports.

RP Financial, LC.
Page 1.5

       NCRIC, Inc. and its insurance subsidiaries are subject to the laws and regulations of each of the jurisdictions in which it is licensed to do business. NCRIC, Inc.'s primary regulator is the Department of Insurance and Securities Regulation of the District of Columbia (the "Department").

       NCRIC is rated A- (Excellent) by A.M. Best Company, Inc. ("A.M. Best"). In addition, CML is currently rated A- by A.M. Best.

     Practice Management and Financial Services

       The Company has grown and expanded revenue sources, both in terms of the number of insureds as well as the types of activities in which it engages. In this regard, in the mid 1990s, NCRIC commenced a comprehensive review of operations, strengths and weaknesses, and external factors impacting the business, with the objective of charting a course for the future. The strategic plan was designed to address the significant changes in the health care environment in recent years and expected trends, particularly those factors related to the emergence of managed care which negatively impacted the practice of private physicians. In this regard, physicians found it more difficult to maintain a private practice, forcing many to join or contractually affiliate with managed care organizations, healthcare delivery systems or practice management organizations, a trend which diminished revenues for medical professional liability insurance companies. In addition, the consolidation reduced primary medical professional liability insurance premiums paid by healthcare systems, as larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies.

       To adjust to the economic pressures described above, physicians with private practices are seeking organizations that can help them achieve greater efficiencies and profitability without relinquishing control and ownership of their practice. Accordingly, in 1997, the Company formed a management services organization subsidiary, NCRIC MSO, Inc. (the "MSO"), to provide physicians with the staff, skills, information and technology to enhance management efficiencies and control physician overhead. The MSO's services are designed to enhance physician profitability and reduce liability risk, thus reducing loss risk, and present opportunities to cross-sell other products and services to physicians, including those not insured

RP Financial, LC.
Page 1.6

by NCRIC. Moreover, the operations of the MSO can potentially provide an additional sales channel for NCRIC's core insurance products. The recent recessionary environment has led to a diminished volume of MSO clients and related revenue.

       Following due diligence in 1998, NCRIC selected a joint venture partner in HealthCare Consulting, HCI Ventures and Employee Benefits Services to enhance the ability of the MSO to meet its targeted objectives. In order to substantially accelerate its entry into the practice management, financial services and employee benefits markets, NCRIC acquired HealthCare Consulting, HCI Ventures and Employee Benefits Services in January of 1999. Today, NCRIC provides practice management and financial services to approximately 1,000 physicians throughout the Mid-Atlantic area of Virginia, North Carolina and the District of Columbia. Since the acquisition, the MSO has been doing business as HealthCare Consulting and Employee Benefit Services.

Plan of Conversion and Reorganization

     NCRIC is the majority-owned subsidiary of NCRIC Holdings, which is itself, wholly-owned by the MHC, a District of Columbia chartered mutual holding company. Currently, the NCRIC Holdings owns 2,220,000 shares of NCRIC's common stock outstanding, or 59.9%, with the remaining 1,488,399 shares, or 40.1%, owned by public shareholders. The MHC currently owns 100% of NCRIC Holdings.

     In connection with the Plan of Conversion and Reorganization, NCRIC will be reorganized as a Delaware corporation. In conjunction with the mutual-to-stock conversion, the MHC and NCRIC Holdings will merge with and into the Company and NCRIC will sell the 59.9% ownership interest in the MHC to members and the public through Subscription and Community offerings (i.e., the "second step conversion" or "conversion"), based on the appraised value. The proceeds of the Subscription and Community offerings will be retained as capital by NCRIC and its subsidiaries.

     NCRIC will retain up to 25% of the net second step offering proceeds, and the balance will be downstreamed to NCRIC, Inc. and CML. The net proceeds at NCRIC and the insurance subsidiaries will initially be invested into short-term investments pending longer-term deployment. NCRIC's activities are expected to be consistent with the past.

RP Financial, LC.
Page 1.7

     Further details of the stock conversion will be set forth in the NCRIC's conversion application and plan of conversion.

Reasons for the Second Step Conversion

     The Board believes continued geographic expansion outside of the Company's traditional markets in the District of Columbia, diversification of products and services, ability to maintain an efficient level of operation and attract quality management and staff are keys to NCRIC's ability to survive and prosper in the rapidly evolving and highly competitive environment. Accordingly, the following specific benefits were important considerations in the Board of Directors to proceed with the conversion:

       . Provide capital to grow in a "hard" insurance market (i.e., a market where premium rates are rising and many competitors are withdrawing due to capital and earnings constraints);

       . Enhance operational flexibility and improve financial capability to compete more effectively with other insurance companies and other types of financial services organizations;

       . Support future strategic transactions, including potential acquisitions;

       . Enhance the ability to use NCRIC's stock, in addition to cash, as consideration for strategic acquisitions;

       .  Enhance the ability to access the public capital markets;

       . Enhance the ability of NCRIC to attract, motivate and retain highly qualified employees through the use of stock-based compensation programs; and

       .  Enhance the liquidity of the common stock.

Strategic Overview

     History of NCRIC

       The Company was formed in 1980 to address rapidly escalating medical professional liability costs for physicians in the District. Claims-related losses in the mid- to late-1980s were greater than anticipated, impairing the Company's earnings. At that time, NCRIC addressed the

RP Financial, LC.
Page 1.8

weakened financial condition by raising the premium structure and adjudicating claims aggressively.

     Commencing in the early 1990s, NCRIC began diversifying operations modestly, including the formation of an insurance brokerage subsidiary (National Capital Insurance Brokerage, Ltd., or "NCIB") and acquisition of an insurance agency subsidiary (NCRIC Insurance Agency, Inc., or "NIA"). The insurance brokerage subsidiary was formed primarily for the purpose of reducing reinsurance-related commissions, while the insurance agency was purchased in an attempt to provide other insurance-related products to physician policyholders, such as life and health insurance.

     Also, NCRIC pursued geographic diversification in response to market conditions prevailing in the District by expanding into Maryland and, through the establishment of CML, into Virginia. Reasons for geographic diversification included: (1) the lack of tort reform in the District, which has resulted in escalating premiums for policyholders as well as loss and loss adjustment expenses ("LAE") for NCRIC; (2) on-going population and business shrinkage in the District, which led to a shrinking base of physicians as well; and (3) the rapid expansion of managed care, which reduced the pool of potential policyholders (large managed care organizations may be self-insured, operate captive insurers and/or purchase medical professional liability insurance for employee physicians on a large-scale basis).

     In 1993, the Company repaid subordinated surplus loan debentures, which were utilized to capitalize NCRIC upon formation, which enabled the establishment of a discretionary renewal premium dividend credit, which gave NCRIC a competitive advantage. To assist in customer retention, NCRIC established the NCRIC Physicians Organization ("NCRIC PO") in 1994, which is a coalition of physicians working together with hospitals and ancillary providers to provide a health care structure to assist insured physicians to more effectively compete against managed care. The NCRIC PO provides the benefits of a managed care network while leaving health care decisions in the physicians' hands.

     In 1996, NCRIC commenced a comprehensive review of operations, strengths and weaknesses, and external factors impacting the business, with the objective of charting a course for the future. The strategic plan was designed to address the significant changes in the health

RP Financial, LC.
Page 1.9

care environment in recent years and expected trends, particularly those factors related to the emergence of managed care which negatively impacted the practice of private physicians. In this regard, physicians found it more difficult to maintain a private practice, forcing many to join or contractually affiliate with managed care organizations, healthcare delivery systems or practice management organizations, a trend which diminished revenues for medical professional liability insurance companies. In addition, ongoing consolidation in the marketplace has reduced primary medical professional liability insurance premiums paid by healthcare systems, as larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies.

     In the face of such risks, NCRIC identified opportunities to diversify revenues, capitalize on the loyalty of insured physicians and the physicians' desire to remain independent. The broad goals of NCRIC's long-term business plan goals established then, and which remain in place to this day, are as follows.

        1. Increase financial strength and stability through strategies consistent with the needs of health care providers and pursue opportunities in both insurance and non-insurance ventures.

        2. Pursue revenue growth through retention, direct and agent produced new business and corporate diversification.

        3. Provide personal, responsive policyholder services while developing new innovative tools to meet the changing needs of health care providers and strategic partners.

        4. Create strategies, products and partnerships with organizations that support health care (hospitals, managed care organizations, etc.) and diversify into new products and geographic territories.

        5. Improve the Company's working environment through employee education and development.

        6. Continue to expand established role as a corporate leader in the metropolitan area civic community.

     The long-term strategic plan developed in 1996 remains in place to this day. Since 1996, NCRIC has significantly expanded its markets and now offers medical professional liability insurance in Virginia, West Virginia and Delaware, as well as its traditional markets of

RP Financial, LC.
Page 1.10

Maryland and the District of Columbia. Additionally, NCRIC has substantially expanded its products through the acquisition which substantially expanded the geographic footprint and overall revenues of the NCRIC MSO. NCRIC also bolstered its capital position and ability to expand through the mutual holding company reorganization and minority stock offering completed in 1999, and will further enhance its capitalization through the planned second step stock offering.

     Recent Trends in the Medical Professional Liability Insurance Market

          There currently is a third medical professional liability crisis in as many decades. Medical professional liability insurance premiums, which had been stable or rising in line with inflationary pressures for over a decade, are rising across the country, in some areas dramatically. In addition, many insurance companies are reducing coverage or withdrawing completely from the malpractice market. This is leaving doctors in certain areas of the country, especially those practicing in high risk specialties (e.g., obstetrics, orthopedics, neurosurgery), facing extremely high insurance premiums, unable to find coverage at any price, or having to opt for the most expensive coverage of last resort. There are also frequent reports of doctors retiring or moving to other states, dropping high-risk patients and procedures, and practicing defensive medicine.

          The rising cost of medical professional liability insurance primarily stems from a variety of factors which have impacted the market including the following:


            . Increasing claims severity (including the cost of defending claims), as well as an increase in the frequency of claims, both on a national basis and within NCRIC's market; and

            . The contraction of market capacity caused by claims losses experienced by medical professional liability insurance providers, as well as by rising reinsurance costs, and adverse trends in the capital markets (i.e., losses in the stock market which have caused losses in the equity portfolios of insurers as well as a falling interest rate environment which has diminished interest income earned within the bond portfolios of insurers).

          NCRIC has found that as a result of the current crisis, the level of competition has lessened as providers pull out of markets in which it operates or substantially reduce their

RP Financial, LC.
Page 1.11


exposure. In this regard, companies such as St. Paul Insurance, which was formerly the largest provider of medical professional liability insurance nationally has pulled out of the market entirely. The failure of other companies such as PHICO and MIIX Group have provided NCRIC with marketing opportunities and greater pricing power in many of the markets where it operates. These factors, coupled with NCRIC's strong financial condition and the opportunities for growth in the current "hard" market has led the Company to raise additional capital, both through the recent $15 million trust preferred securities offering and the planned second step stock offering to provide the capital base and organizational structure to pursue growth opportunities at this unique time.

Balance Sheet Trends

     This valuation analysis is based on NCRIC's financial statements pursuant to Generally Accepted Accounting Principles ("GAAP"), which is the method of financial reporting required by the Securities and Exchange Commission ("SEC"). The Company also prepares financial reports in accordance with Statutory Accounting Practices ("SAP") pursuant to Department regulations. The majority of the financial information analyzed herein is GAAP; where appropriate, however, we reference SAP financial data.

     Growth Trends

          NCRIC's balance sheet growth has been strong over the last four fiscal years, with assets increasing at a more rapid pace over the most recent twelve month period (see Table 1.1 for details). Strong asset growth has been fueled by expansion of overall business volumes, including growth in premium revenues. Overall, the Company's total assets increased 43.8% from the end of fiscal 1999 to the end of fiscal 2002, to equal $202.7 million. The composition of assets has been subject to moderate change with investment securities diminishing in conjunction with the proportionate growth of cash balances and reinsurance assets. Additionally, goodwill increased in fiscal 2000 and 2001, as a result of additional cash payments made in conjunction with the acquisition of Health Care Consulting.

          Liabilities also reflect growth over the most recent four fiscal years, increasing from $105.2 million to $154.9 million between fiscal year end 1999 and 2002, with the growth

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Page 1.12

                                    Table 1.1
                                NCRIC Group, Inc.
                            Historical Balance Sheets

                                                                            As of the Fiscal Year Ended December 31,
                                                       ---------------------------------------------------------------------------
                                                              1999                2000               2001               2002
                                                       -----------------   -----------------  -----------------  -----------------
                                                                  % of                % of               % of              % of
                                                        Amount   Assets     Amount   Assets    Amount   Assets    Amount   Assets
                                                        ------   ------     ------   ------    ------   ------    ------   ------
                                                        ($000)     (%)      ($000)     (%)     ($000)     (%)     ($000)     (%)
                            ASSETS
                            ------
INVESTMENTS:
  Securities Available for Sale, At Fair Value:
    Bonds and U.S. Treasury Notes                      $ 90,937   64.52%   $ 91,482   62.72%  $ 96,723   60.08%  $114,696   56.59%
    Equity Securities                                     4,155    2.95%      6,563    4.50%     6,402    3.98%     5,424    2.68%
                                                       --------  ------    --------  ------   --------  ------   --------  ------
      Total Securities Available for Sale              $ 95,092   67.47%   $ 98,045   67.22%  $103,125   64.05%  $120,120   59.26%

OTHER ASSETS:
  Cash and Cash Equivalents                               5,407    3.84%      3,972    2.72%     7,565    4.70%    10,550    5.21%
  Reinsurance Recoverable                                26,627   18.89%     27,549   18.89%    30,077   18.68%    43,231   21.33%
  Goodwill                                                4,928    3.50%      6,218    4.26%     7,291    4.53%     7,291    3.60%
  Premiums and Accounts Receivable                          -      0.00%      3,438    2.36%     4,802    2.98%     9,471    4.67%
  Deferred Federal Income Taxes                           3,298    2.34%      1,918    1.31%     2,482    1.54%     3,789    1.87%
  Other Assets                                            5,595    3.97%      4,724    3.24%     5,660    3.52%     8,229    4.06%
                                                       --------  ------    --------  ------   --------  ------   --------  ------
      TOTAL ASSETS                                     $140,947  100.00%   $145,864  100.00%  $161,002  100.00%  $202,687  100.00%
                                                       ========  ======    ========  ======   ========  ======   ========  ======

                     LIABILITIES & EQUITY
                     --------------------
LIABILITIES:
  Losses and Loss Adjustment Expenses:
    Losses                                             $ 56,462   40.06%   $ 55,785   38.24%  $ 56,802   35.28%  $ 70,314   34.69%
    Loss Adjustment Expenses                             27,820   19.74%     25,349   17.38%    27,758   17.24%    33,708   16.63%
                                                       --------  ------    --------  ------   --------  ------   --------  ------
      Total Losses and Loss Adjustment Expenses        $ 84,282   59.80%   $ 81,134   55.62%  $ 84,560   52.52%  $104,022   51.32%

  Other Liabilities:
    Retrospective Premium Accrued Under Reinsurance
      Treaties                                            7,164    5.08%      5,478    3.76%     2,408    1.50%       607    0.30%
    Unearned Premiums                                     8,898    6.31%     11,472    7.86%    17,237   10.71%    24,211   11.95%
    Advance Premium                                         -      0.00%        766    0.53%     4,138    2.57%     2,971    1.47%
    Reinsurance Premium Payable                             -      0.00%        804    0.55%     2,452    1.52%     5,045    2.49%
    Bank Debt                                               -      0.00%        -      0.00%     1,662    1.03%       995    0.49%
    Trust Preferred Securities                              -      0.00%        -      0.00%       -      0.00%    15,000    7.40%
    Other Liabilities                                     4,808    3.41%      4,761    3.26%     4,091    2.54%     2,019    1.00%
                                                       --------  ------    --------  ------   --------  ------   --------  ------
      TOTAL LIABILITIES                                $105,152   74.60%   $104,415   71.58%  $116,548   72.39%  $154,870   76.41%

      STOCKHOLDER'S EQUITY                             $ 35,795   25.40%   $ 41,449   28.42%  $ 44,454   27.61%  $ 47,817   23.59%

        TOTAL LIABILITIES & STOCKHOLDER'S EQUITY       $140,947  100.00%   $145,864  100.00%  $161,002  100.00%  $202,687  100.00%
                                                       ========  ======    ========  ======   ========  ======   ========  ======

Source:  NCRIC and subsidiaries audited financial statements.

RP Financial, LC.
Page 1.13


primarily reflecting the increase in the value of insurance in force as well as overall premium revenues and the level of loss reserves and loss adjustment expenses ("LAE"). The composition of liabilities also reflects considerable change since fiscal 1999 as a result of: (1) the balance of funds held for Retrospective Premiums Accrued sharply declined, as the Company's prior reinsurance contract terminated as of December 31, 2002; (2) unearned premiums increased, reflecting expanded overall premium revenues and as the timing of the termination of its insurance contracts with the policyholders was spread more evenly throughout the year; and (3) the Company issued $15 million of trust preferred securities in December 2002.

          Stockholders' equity has grown since fiscal 1999, reflecting profitable operations and a generally declining interest rate environment which has resulted in an increase in the value of the fixed income investment portfolio designated as available-for-sale ("AFS"). This latter factor has bolstered the Company's comprehensive income. As a result, equity has increased from $35.8 million as of December 31, 1999, to $47.8 million, equal to 23.59% of assets, as of December 31, 2002. On a tangible basis at the same date, the tangible equity of $40.5 million represented 19.99% of assets.

          As the Company continues to expand - through expansion of product lines in existing markets, entry into new markets through acquisitions or employment of alternative delivery channels - the balance sheet is expected to grow accordingly. The capital raised in the stock offering will cause a significant increase in total assets which is expected to further facilitate NCRIC's ability to expand and diversify business lines.

          The following discussion addresses the major balance sheet items in terms of characteristics, composition and trends.

     Investment Securities

          Investment decisions are made on a discretionary basis by a third party investment manager (Standish Mellon Asset Management, LLC) retained by NCRIC, who complies with the investment policies established by the Board of Directors. Oversight of the third party investment manager is provided by the Company's management as well as a third party advisor.

          The investment policy is designed to support the insurance and business needs of the various subsidiary companies and the Company as a whole. NCRIC's investment policy is

RP Financial, LC.
Page 1.14


relatively conservative and has placed primary emphasis on investment grade, fixed maturity securities and the maximization of after-tax yields. Fixed income securities must be rated "A" or higher by Moody's or Standard & Poors at the time of purchase and the average quality of the portfolio must be at least "AA". There is no limitation on the maturity of any individual investment, but no more than 25% of the portfolio may be invested in maturities over 15 years. In the case of mortgage-backed and asset-backed securities, the average life of the instruments will apply rather than the stated final maturity for purposes of this 25% limitation. The Company generally seeks to limit interest rate risk by evaluating the portfolio on a duration basis. As of December 31, 2002, the average modified duration of the portfolio was 4.4 years. The specific objectives of the Company's investment policy are as follows:

                1. Increasing investment income to reduce the cost of insurance for policyholders;

                2.  Funding the claim liabilities of the Company;

                3. Protecting equity in order to maintain or increase the stability and achieve a favorable rating from ratings organization; and

                4.  Maximizing after-tax investment return.

          The following table reflects the investment quality distribution of NCRIC's fixed maturity investments at December 31, 2002.

                    Type/Ratings of Investment       Percentage
                    --------------------------       ----------

                       Treasury/Agency                  34.4%
                       AAA                              29.8
                       AA                                9.8
                       A                                19.7
                       BBB                               6.1
                       B                                 0.2


        As of December 31, 2002, NCRIC's investment portfolio of $120.1 million, equal to 59.26% of assets, was comprised of $120.1 million of fixed income securities (all classified AFS to maximize flexibility) and $5.4 million of equity securities (primarily consisting of preferred stocks). Over the last four fiscal years, the structure of the investment portfolio has changed modestly as the Company emphasized after-tax yields in formulating the investment strategy,

RP Financial, LC.
Page 1.15


which led to an increased level of tax-advantaged securities as well as corporate securities. Table 1.2 reflects the composition of the investment portfolio since December 31, 1999.

          NCRIC may increase the risk profile of the investment portfolio, within the constraints imposed by the investment policy, as the current interest low rate environment has impaired diminished the average yield of the portfolio and the potential for additional capital gains. In this regard, NCRIC is evaluating the merits of investing a greater proportion of its investment portfolio into a diversified mix of equity investments with the objective of enhancing the long-term returns on the portfolio.

     Cash and Cash Equivalents

          Cash and cash equivalents are generally maintained at moderate levels and fluctuate based on the timing of cash inflows and the Company's cash needs. As of December 31, 2002, NCRIC's balance of cash and cash equivalents totaled $10.6 million, equal to 5.2% of total assets.

     Reinsurance Recoverable

          The Company establishes a reinsurance recoverable asset reflecting the actuarial established value of funds to be recovered from reinsurance treaties (or contracts) pursuant to SFAS No. 113. As of December 31, 2002, the reinsurance recoverable assets totaled $43.2 million, equal to 15.2% of total assets. The reinsurance recoverable assets are reviewed at least semi-annually by both management and the independent actuaries, as well as by Deloitte & Touche, LLP. Management believes that all of the reinsurance recoverable assets are collectible in full.

     Goodwill

          Goodwill has historically been a limited for NCRIC but increased in fiscal 2000 and 2001 as additional cash payments were made to the former principals of HealthCare Consulting, Inc., which was acquired in 1999. The entire consideration has been paid and no additional goodwill will be booked from this transaction in future years. Pursuant to SFAS No. 141, the Company has ceased amortizing goodwill as of the fiscal 2001 year end and is periodically evaluating the remaining unamortized goodwill balance for impairment.

RP Financial, LC.
Page 1.16

                                   Table 1.2
                               NCRIC Group, Inc.
                          Investment Portfolio Summary

                                                                           As of December 31,
                                          -------------------------------------------------------------------------------------
                                                  1999                 2000                  2001                    2002
                                          ------------------   -------------------   -------------------    -------------------
                                           ($000)      (%)      ($000)      (%)       ($000)       (%)       ($000)       (%)
U.S. Government and Agencies              $13,221     13.90%   $13,513     13.78%    $  4,761      4.62%    $ 27,952     23.27%
Corporate                                  26,262     27.62%    30,719     31.33%      43,405     42.09%      33,759     28.10%
Tax-Exempt Obligations                     13,791     14.50%    16,010     16.33%      19,804     19.20%      32,704     27.23%
Asset and Mortgage-Backed Securities       37,663     39.61%    31,240     31.86%      28,753     27.88%      20,281     16.88%
                                          -------    ------    -------    ------     --------    ------     --------    ------
Bond Portfolio                            $90,937     95.63%   $91,482     93.31%    $ 96,723     93.79%    $114,696     95.48%
Equity Securities                           4,155      4.37%     6,563      6.69%       6,402      6.21%       5,424      4.52%
                                          -------    ------    -------    ------     --------    ------     --------    ------
Total Investment Portfolio                $95,092    100.00%   $98,045    100.00%    $103,125    100.00%    $120,120    100.00%

Source:  Audited and unaudited financial reports.

RP Financial, LC.
Page 1.17


     Premiums and Accounts Receivable

          Premiums and accounts receivable reflect the premium balance due on policies in effect on which premiums have yet to be collected. The balance of premiums receivable fluctuates throughout the year but generally have been trended upward reflecting the growth in business volumes.

     Deferred Federal Income Taxes

          Deferred federal income taxes totaled $3.8 million, equal to 1.9% of total assets as of December 31, 2002, and is principally related to the accrual of losses and loss adjusted expenses ("LAE") for book purposes, which will only be realized in the future for tax purposes. Other significant timing differences between the GAAP books and tax liability exist with respect to unearned premiums, unrealized losses on AFS securities, net operating loss carryforwards and deferred policy acquisition costs.

     Other Assets

          The Company's other assets primarily consists of property and equipment, and various other miscellaneous accruals and assets.

     Losses and Loss Adjustment Expenses

          Losses and LAE comprise the largest segment of NCRIC's liabilities, equal to $104.0 million, or 51.3% of assets, as of December 31, 2002. The loss reserves have been increasing in dollar terms but decreasing as a percent of assets over the last several years reflecting: (1) the actual loss development in recent periods has been relatively unfavorable; (2) implementation of more stringent underwriting standards, particularly in the medical professional liability area; and (3) management's intention to maintain a conservative level of loss reserves.

          NCRIC determines the level of the loss and LAE reserves monthly and the reserve balances are reviewed periodically by the Company's independent actuary. The reserve levels are established based on a projection of the ultimate losses through an actuarial analysis of the Company's claims history and other medical professional liability insurers, subject to adjustments deemed appropriate by management and the actuaries to account for changing

RP Financial, LC.
Page 1.18


circumstances. Included in the claims history are losses and LAE paid by the Company in prior periods and case reserves for anticipated losses and LAE developed by the Company's claims department as claims are reported and investigated. Since medical professional liability insurance is a long-tail line of business for which the initial loss and LAE estimates may be adversely impacted by events occurring long after the reporting of the claim, such as sudden severe inflation or adverse judicial or legislative decisions, management has indicated it seeks to establish loss and LAE reserves pursuant to its conservative guidelines.

     Retrospective Premiums Accrued

          Retrospective Premiums Accrued equaled $607,000, or 0.3% of total assets as of December 31, 2002, and represents management's estimates of future premiums due under its reinsurance treaties. The balance of funds held for Retrospective Premiums Accrued sharply declined as the Company's reinsurance contract terminated as of December 31, 2002.

     Unearned and Advance Premiums

          Unearned and advance premiums consist of premiums collected for insurance coverage to be rendered over the balance of the life of the policy, which is generally a one year term for the Company. As of December 31, 2002, unearned premiums and advance premiums totaled $24.2 million and $3.0 million, respectively. Unearned premiums have been increasing over the last several years as overall premium revenues have increased, and as the Company's policy renewal dates have become spread more evenly throughout the fiscal year.

     Reinsurance Premium Payable

          Reinsurance premiums payable equaled $5.0 million, or 2.49% of total assets as of December 31, 2002, and represents management's estimates of future premiums due pursuant to reinsurance treaties. Management continually evaluates the adequacy of the reinsurance liabilities.

     Bank Debt

          During March 2001, SunTrust Bank loaned NCRIC $1,000,000 at an annual rate equal to LIBOR plus 1.75% to finance the scheduled 2001 contingency payment in

RP Financial, LC.
Page 1.19


conjunction with the HealthCare Consulting acquisition. During June 2001, the MSO borrowed $1,971,000 from SunTrust Bank to finance these payments. The outstanding debt from the first quarter of 2001 was repaid with a portion of this loan. The term of the loan is three years at a floating rate of LIBOR plus 2.75%.

     Trust Preferred Securities

          On December 4, 2002, NCRIC completed the private placement sale of $15 million of 30 year floating rate trust preferred securities. The terms of the trust preferred securities provide NCRIC with the right to call the securities at par after five years from the date of issuance. The interest rate on the securities is floating at three-month LIBOR plus 400 basis points. The initial rate was set at 5.42%. NCRIC contributed $13.5 million of the funds raised to the statutory surplus of its insurance subsidiaries and the funds were reinvested pursuant to the general investment philosophy and investment portfolio guidelines. The objective of the debt issuance was primarily two-fold:
(1) to provide capital to the insurance subsidiaries with the objective of expanding premium revenues and market share over the near term when insurance premium rates are believed to be profitable; and (2) to provide capital to enable NCRIC Group to reduce its reliance on reinsurance through greater risk retention during a period when reinsurance is perceived to be costly. The remaining funds from the offering will be retained by NCRIC Group to be available to meet future debt service requirements.

     Other Liabilities

          Other liabilities are relatively modest and consist of a small amount of other miscellaneous liabilities, totaling $2.0 million, equal to 1.0% of assets as of December 31, 2002.

     Capital

          Earnings since the end of fiscal 1999 have led to GAAP equity growth to $47.8 million, equal to 23.6% of assets as of December 31, 2002. The addition of the offering proceeds will serve to further strengthen NCRIC's capital position and facilitate the expansionary business plan. As of December 31, 2002, goodwill totaled $7.3 million, which reduced the tangible equity balance to $40.5 million, equal to 20.0% of assets. Accumulated comprehensive income increased reported equity levels by $2.8 million as of December 31,

RP Financial, LC.
Page 1.20


2002. The comprehensive income has increased over the last several years primarily owing to the trend toward decreasing interest rate levels which has positively impacted the market value of the large portfolio of fixed income securities classified AFS.

          NCRIC maintains capital surpluses relative to minimum regulatory requirements (SAP basis). The schedule below sets forth NCRIC's risk-based capital position as of the end of the last three fiscal years.

           Total Adjusted Capital Relative to Authorized Control Level
                      Statutory Accounting Practices Basis

                              Authorized Control Level         Total
                                 Risk-Based Capital       Adjusted Capital
                                 ------------------       ----------------
                                NCRIC          CML         NCRIC      CML
                                -----          ---         -----      ---
                               ($Mil)        ($Mil)        ($Mil)   ($Mil)
     December 31, 2002          $6.7         $0.49         $44.3     $4.7
     December 31, 2001           4.7          0.17          32.8      4.3
     December 31, 2000           3.7          0.19          29.8      4.5

     Source:  Prospectus.

Income and Expense Trends

     The Company's revenues and expenses reflect significant growth as a result of considerable expansion within the insurance line of business, primarily outside of the District of Columbia, due in part to contraction of medical professional liability carriers in regions outside of Washington, DC. Additionally, significant premium rate increases which averaged 14% in fiscal 2002 have also been a factor in the growth of overall premium revenues. Moreover, growth in premium revenues is expected to continue as the Company continues to expand geographically and has increased premium rates again for policies coming up for renewal in fiscal 2003, with such rate increases reflecting both increasing frequency and severity of losses. The schedule below provides information regarding the change in gross premiums written by NCRIC between fiscal 2001 and fiscal 2002, and reflects that much of the premium growth has occurred in Virginia, West Virginia and Delaware where the Company has traditionally maintained a more limited market presence.

RP Financial, LC.
Page 1.21


                               NCRIC Group, Inc.
                        Premium Revenue Growth By State

                                      Percentage Increase in Premiums
                                      -------------------------------
                                    Fiscal 2001             Fiscal 2002
                                    -----------             -----------
     District of Columbia                11%                     25%
     Maryland                            18                       8
     Delaware                            12                      79
     West Virginia                       20                     166
     Virginia                            18                      89

     Note: Reflects impact of growth in terms of both policyholders and premium rates.

                                NCRIC Group, Inc.
                         Gross Premium Written By State

                                       12 Months Ended December 31,
                                 ----------------------------------------
                                        2001                  2002
                                 -----------------     ------------------
                                             % of                   % of
                                  Amount    Total       Amount     Total
                                  ------    -----       ------     -----
                                  ($Mil)     (%)        ($Mil)      (%)

     District of Columbia        $17,486      51%      $21,796       42%
     Virginia                      7,853      23        14,863       29
     Maryland                      5,236      15         5,663       11
     West Virginia                 2,886       8         6,492       13
     WV - HCA                         --      --           793        1
     WV - Princeton                   --      --           403        1
     Delaware                        998       3         1,789        3
                                 -------     ---       -------      ---
       Total                     $34,459     100%      $51,799      100%

     Over the long-term, NCRIC's management views the considerable expansion of premium revenues, particularly outside of the District of Columbia, as being favorable to the Company's long-term earnings prospects. In this regard, the distribution of premiums written throughout a wider geographic area will facilitate the overall risk diversification of the Company. Moreover, premium rate increases applied in fiscal 2002 and again in the upcoming year are expected to result in greater profitability of the insurance segment, particularly as the Company has become more stringent in the risks it is underwriting. The Company also recently renegotiated its reinsurance treaty with the new treaty taking effect as of January 1, 2003. As a result of the expanded regulatory capital base generated through the private placement of trust preferred

RP Financial, LC.
Page 1.22

securities and the capital which NCRIC intends to raise in the upcoming second step stock offering, the Company negotiated a new reinsurance treaty wherein it has a assumed a higher level of risk retention vis-a-vis the prior fixed rated treaty. Management believes that the prior treaty was highly profitable for its reinsurers and that by retaining a greater level of risk in the future, it will increase the Company's overall profitability while increasing the risk exposure relatively modestly.

     Notwithstanding the notable geographic expansion and growth in overall premium revenues, NCRIC's net earnings have declined over the last several fiscal years owing to several factors. NCRIC has experienced increased frequency and severity of claims in the development of losses on claims reported in prior years. While the recent rate increases implemented by NCRIC are believed to enhance the profitability of future underwriting, their impact on the profitability of underwriting operations of the last several years has been limited. Additionally, NCRIC was required to establish a $1.2 million reserve on a premium receivable which it determined to be uncollectible in fiscal 2002. NCRIC's profitability has been also adversely affected by the declining interest rate environment which has reduced the level of investment income as securities within the laddered investment portfolio have matured with such funds reinvested in lower yielding securities available as interest rates declined.

     Net income decreased from $3.5 million, or 2.44% of average assets, in fiscal 2000, to $742,000, or 0.23% of average assets, in fiscal 2002, providing for an after-tax profit margin of 1.74%. The Company's recent operations reflected as a percent of average assets and total revenues are included as Table 1.3 and 1.4, respectively.

     Premium Income

          Net premiums earned have increased substantially since fiscal 1999, primarily reflecting the impact of growth of new business outside of the District of Columbia and Maryland. Additionally, premium rate increases have also been an important factor in the growth of premium income. Overall, net premiums earned have more than doubled since fiscal 2000, to total $30.1 million in fiscal 2002, equal to 16.55% of average assets and 70.5% of total revenues. The schedule below reflects that most new premiums written have been generated through independent agents, primarily in Virginia, Delaware and West Virginia. The majority of

RP Financial, LC.
Page 1.23

                                   Table 1.3
                               NCRIC Group, Inc.
          Historical Income Statements as a Percent of Average Assets

                                                                           For the Twelve Months Ended
                                              --------------------------------------------------------------------------------------
                                                December 31, 1999     December 31, 2000     December 31, 2001     December 31, 2002
                                              --------------------- --------------------- --------------------- --------------------
                                                         % of Avg.             % of Avg.             % of Avg.             % of Avg.
                                               Amount     Assets     Amount     Assets     Amount     Assets     Amount     Assets
                                               ------     ------     ------     ------     ------     ------     ------     ------
                                               ($000)       (%)      ($000)       (%)      ($000)       (%)      ($000)       (%)
REVENUES:
  Net Premiums Earned                         $14,666     10.66%    $14,611     10.19%    $20,603     13.43%    $30,098     16.55%
  Net Investment Income                         6,089      4.42%      6,407      4.47%      6,136      4.00%      5,915      3.25%
  Net Realized Investment Losses                  (71)    -0.05%         (5)     0.00%       (278)    -0.18%       (131)    -0.07%
  Practice Management and Related Income        4,576      3.32%      5,317      3.71%      6,156      4.01%      5,800      3.19%
  Other Income                                    373      0.27%        470      0.33%        602      0.39%      1,013      0.56%
                                              -------     -----     -------     -----     -------     -----     -------     -----
      Total Revenues                           25,633     18.62%     26,800     18.69%     33,219     21.65%     42,695     23.48%

EXPENSES:
  Losses and Loss Adjustment Expenses         $12,867      9.35%    $11,946      8.33%    $18,858     12.29%    $26,829     14.75%
  Underwriting Expenses                         3,010      2.19%      3,591      2.50%      4,877      3.18%      8,168      4.49%
  Practice Management and Related Expenses      4,845      3.52%      4,970      3.47%      6,063      3.95%      5,811      3.20%
  Other Expenses                                1,439      1.05%      1,237      0.86%      1,245      0.81%      1,467      0.81%
                                              -------     -----     -------     -----     -------     -----     -------     -----
    Total  Expenses                            22,161     16.10%     21,744     15.16%     31,043     20.23%     42,275     23.25%
                                                                                                                -------     -----

INCOME BEFORE INCOME TAXES                    $ 3,472      2.52%    $ 5,056      3.53%    $ 2,176      1.42%    $   420      0.23%

INCOME TAX (BENEFIT) PROVISION:               $   967      0.70%    $ 1,561      1.09%    $   597      0.39%    $  (322)    -0.18%

      NET INCOME                              $ 2,505      1.82%    $ 3,495      2.44%    $ 1,579      1.03%    $   742      0.41%
                                              =======     =====     =======     =====     =======     =====     =======     =====
Combined Ratio:
      Expense Ratio                             20.52%                24.58%                23.67%                27.14%
      Loss Ratio                                87.73%                81.76%                91.53%                89.14%
                                              -------               -------               -------               -------
  Combined Ratio                               108.26%               106.34%               115.20%               116.28%

Source:  NCRIC and subsidiaries audited and unaudited financial statements.

RP Financial, LC.
Page 1.24

                                   Table 1.4
                               NCRIC Group, Inc.
          Historical Income Statements as a Percent of Average Assets

                                                                           For the Twelve Months Ended
                                              --------------------------------------------------------------------------------------
                                                December 31, 1999     December 31, 2000     December 31, 2001     December 31, 2002
                                              --------------------- --------------------- --------------------- --------------------
                                                         % of Avg.             % of Avg.             % of Avg.             % of Avg.
                                               Amount     Assets     Amount     Assets     Amount     Assets     Amount     Assets
                                               ------     ------     ------     ------     ------     ------     ------     ------
                                               ($000)       (%)      ($000)       (%)      ($000)       (%)      ($000)       (%)
REVENUES:
  Net Premiums Earned                         $14,666      57.22%   $14,611      54.52%   $20,603      62.02%   $30,098      70.50%
  Net Investment Income                         6,089      23.75%     6,407      23.91%     6,136      18.47%     5,915      13.85%
  Net Realized Investment Losses                  (71)     -0.28%        (5)     -0.02%      (278)     -0.84%      (131)     -0.31%
  Practice Management and Related Income        4,576      17.85%     5,317      19.84%     6,156      18.53%     5,800      13.58%
  Other Income                                    373       1.46%       470       1.75%       602       1.81%     1,013       2.37%
                                              -------     ------    -------     ------    -------     ------    -------     ------
      Total Revenues                           25,633     100.00%    26,800     100.00%    33,219     100.00%    42,695     100.00%

EXPENSES:
  Losses and Loss Adjustment Expenses         $12,867      50.20%   $11,946      44.57%   $18,858      56.77%   $26,829      62.84%
  Underwriting Expenses                         3,010      11.74%     3,591      13.40%     4,877      14.68%     8,168      19.13%
  Practice Management and Related Expenses      4,845      18.90%     4,970      18.54%     6,063      18.25%     5,811      13.61%
  Other Expenses                                1,439       5.61%     1,237       4.62%     1,245       3.75%     1,467       3.44%
                                              -------     ------    -------     ------    -------     ------    -------     ------
    Total  Expenses                            22,161      86.45%    21,744      81.13%    31,043      93.45%    42,275      99.02%
                                                                                                                -------     ------

INCOME BEFORE INCOME TAXES                    $ 3,472      13.55%   $ 5,056      18.87%   $ 2,176       6.55%   $   420       0.98%

INCOME TAX (BENEFIT) PROVISION:               $   967       3.77%   $ 1,561       5.82%   $   597       1.80%     ($322)     -0.75%

      NET INCOME                              $ 2,505       9.77%   $ 3,495      13.04%   $ 1,579       4.75%   $   742       1.74%
                                              =======     ======    =======     ======    =======     ======    =======     ======

Combined Ratio:
      Expense Ratio                             20.52%                24.58%                23.67%                27.14%
      Loss Ratio                                87.73%                81.76%                91.53%                89.14%
                                              -------               -------               -------               -------
  Combined Ratio                               108.26%               106.34%               115.20%               116.28%

Source: NCRIC and subsidiaries audited and unaudited financial statements.

RP Financial, LC.
Page 1.25

NCRIC's agent generated premium revenues are derived from approximately 8 to 10 independent agencies.

                                NCRIC Group, Inc.
                               New Premium Written
                                 (in thousands)

                                         12 Months Ended December 31,
                                         ----------------------------
                                            2001            2002
                                            ----            ----
                                           ($000)          ($000)

        Direct                            $ 1,206         $ 2,309
        Agent                              10,964           9,988
        HCA                                    --             793
        Princeton                              --             403
                                          -------         -------
          Total                           $12,170         $13,493

     Net Investment Income

          Net investment income consists of dividends and interest on invested assets. Over the last four fiscal years, net investment income has decreased, notwithstanding substantial growth of invested assets. In this regard, the revenue contribution relative to average assets and total revenues has declined, which is reflective of the dramatically lower yields available on newly invested assets in today's low interest rate environment. Specifically, the average effective yield was approximately 6.31% for the year ended December 31, 2000, and has declined to 5.33% for the fiscal year ended December 31, 2002. The tax equivalent yield was approximately 6.72% at December 31, 2000, and had declined to 5.94% at December 31, 2002.

          Given that market interest rate levels are currently at their lowest levels in more than 40 years, investment income will continue to be subject to downward pressure in the future as relatively high yielding investments currently in the portfolio mature. Such downward pressure will be mitigated by expected premium growth, which will provide the Company with new cash to reinvest.

     Net Realized Investment Losses

          Historically, investment gains and losses have not been a significant factor as the investment portfolio is managed with a long-term perspective, and the Company does not

RP Financial, LC.
Page 1.26

actively engage in trading or seek to realize short-term gains at the expense of long-term earnings. However, during the second quarter of 2002, NCRIC determined that the $650,000 of WorldCom bonds which it owned had suffered an "other than temporary" decline in value under the provisions of SFAS 115, and accordingly reflected the reduction as a loss in the income statement rather than a reduction in market value in accumulated other comprehensive gain. The impact of the loss on the WorldCom bonds was substantially offset by gains on other securities sold in the last half of fiscal 2002, such that the net realized investment loss for fiscal 2002, totaled $131,000, equal to 0.07% of average assets and 0.31% of total revenues.

     Practice Management Income

          Practice management income reflected growth from fiscal 1999 to fiscal 2001, increasing from $4.6 million to $6.2 million. During this period, the increased revenue was a result of the MSO's focused efforts on new business development through the addition of new clients in both recurring business and one-time consulting assignments and the increase in consulting rates in fiscal 2001.

          NCRIC experienced a reduction in practice management revenue in fiscal 2002 to $5.8 million, which represents a 6% reduction relative to the $6.2 million total revenue figure reported in fiscal 2001. NCRIC attributes the reduction in practice management income in fiscal 2002, primarily to lower revenues generated through one-time consulting engagements. In this regard, many solo and small-group physician practices have less discretionary income in the current market environment than in prior years as insurance company/Medicare reimbursements have tightened while at the same time, the costs related to their medical practices have continued to escalate.

          Revenue for practice management and related services is comprised of fees for the services shown in the following schedule.

RP Financial, LC.
Page 1.27

                                NCRIC Group, Inc.
         Composition of Practice Management and Related Service Revenues

                                                       Year Ended December 31,
                                                      ------------------------
                                                      2000       2001     2002
                                                      ----       ----     ----
     Practice management                                44%        43%      38%
     Accounting                                         28         26       31
     Tax & personal financial planning                  11         12       12
     Retirement plan accounting & administrative        13         13       13
     Other                                               4          6        6
                                                         -          -        -
                                                      ----       ----     ----
       Total                                           100%       100%     100%

     Other Income

          Other income consists of other miscellaneous fees, including revenues from subsidiaries. For the twelve months ended December 31, 2002, other income totaled $1.0 million, equal to 0.56% of average assets and 2.37% of total revenues. The level of other income reflects a growth trend which management attributes to increased brokerage reinsurance treaty commission income generated by higher reinsurance premiums ceded and from service fees generated by the installment payments premiums for insurance policies (the Company offers an installment payment option to its policyholders charging a fee for the service).

     Losses and Loss Adjustment Expenses

          Losses and LAE expenses diminished modestly in fiscal 2000, primarily as a result of favorable loss development for prior periods but have subsequently increased significantly to a historical high on a dollar basis in 2002. The increase in losses and LAE is the result of expansion of insurance in force coupled with rising frequency and severity of losses from prior years. For the twelve months ended December 31, 2002, losses and LAE expenses totaled $26.8 million, equal to 14.8% of average assets and 62.8% of total revenues.

          NCRIC's loss ratio (i.e., losses as a percent of net premiums earned) reflects the impact of the aforementioned trends. The loss ratio decreased in fiscal 2000 relative to the level reported in fiscal 1999 (from 87.73% to 81.76%) as the Company experienced a relatively benign environment and favorable loss development. By comparison, the loss ratio was much higher in fiscal 2001, equaling 91.53%, while decreasing modestly to 89.14% in fiscal 2002.

RP Financial, LC.
Page 1.28

The modest improvement in the loss ratio in the most recent fiscal year reflects the benefit of increased premium rate levels and a moderation of claims frequency.

          The Company believes that it has taken several steps which may likely continue to improve NCRIC's loss ratio and overall profitability in the future. In this regard, recent premium rate increases have yet to be fully realized into premium revenues on a trailing twelve month basis. Additionally, in view of the current market environment for medical professional liability insurance, NCRIC has been very selective with respect to its underwriting and has been highly focused on risk-adjusted returns such that the Company is adequately compensated for the risks it insures. Steps taken to achieve these strategic goals include reunderwriting every renewal, employing additional qualified underwriters, and seeking appropriate premium rate increases. Additionally, NCRIC believes it has been relatively conservative in establishing loss reserves, particularly in new markets where the Company's data with regard to historical loss experience is limited or non-existent.

     Other Underwriting Expenses

          Other underwriting expenses consist of all the other administrative expenses directly related to underwriting insurance (excluding losses and LAE). Other underwriting expenses were relatively low in fiscal 1999 and fiscal 2000 as the Company had yet to fully embark on its geographic expansion strategy. With the emergence of the "hard" market for medical professional liability insurance at the end of fiscal 2000 and into fiscal 2001, NCRIC sought to expand in all of its markets, but particularly those markets where there was a material contraction in competing insurance providers. Accordingly, the Company realized growth in underwriting expenses as it sought to increase its overall business volumes.

          Accordingly, over the last several fiscal years, total expenses as well as the expense ratio reported by NCRIC have been subject to increase as a result of: (1) the effort to expand the insurance segment of NCRIC's business, both with respect to the overall number of policies in force and geographically;
(2) geographic expansion outside of the District of Columbia and Maryland where NCRIC underwrites many of its policies directly has led to an increase in agent commissions; (3) NCRIC recorded a $1.2 million valuation allowance on a premium receivable which it determined to be uncollectible in fiscal 2002, and which is reflected in its underwriting

RP Financial, LC.
Page 1.29

expenses; and (4) guaranty fund assessments of $160,000 in fiscal 2001 and $228,000 in fiscal 2002 resulting from the insolvency of Reliance Insurance Company and PHICO Insurance, respectively.

          Paralleling trends with respect to the loss ratio, the expense ratio (i.e., other underwriting expenses as a percent of net premiums earned) increased from 20.52% in fiscal 1999, to 27.14% for the twelve months ended December 31, 2002. As a result, the combined ratio (the sum of the loss and expense ratio) also showed an adverse trend, and equaled 116.3% for the twelve months ended December 31, 2002. A combined ratio below 100% generally shows an underwriting profit and a combined ratio in excess of 100% shows an underwriting loss. The Company's combined ratio in excess of 100% indicates that it relies heavily on investment and other income to support earnings.

     Practice Management Expenses

          Practice management expenses reflected growth from fiscal 1999 to fiscal 2001, increasing from $4.8 million to $6.1 million. During this period, the increase in costs were the result of the MSO's focused efforts on new business development through the addition of new clients in both recurring business and one-time consulting assignments and the increase in consulting rates in fiscal 2001.

          Practice management expenses decreased in fiscal 2002 relative to the level reported in fiscal 2001, and equaled $5.8 million, or 3.20% of average assets and 13.61% of total revenues. The reduction is attributable to the cessation of goodwill amortization with the implementation of SFAS 142 beginning January 1, 2002; goodwill amortization totaled $388,000 in 2001. This decrease was partially offset by expense increases in the first nine months of 2002 for integration costs and transition of client service for two of the former owners as they moved toward the expiration of their employment contracts at the end of 2002.

     Other Expenses

          Other expenses include amounts for subsidiary and holding company operations, which are not directly related to the issuance of medical professional liability insurance or

RP Financial, LC.
Page 1.30

practice management operations. For the twelve months ended December 31, 2002, other expenses totaled $1.5 million, equal to 0.81% of average assets and 1.46% of total revenues.

     Income Taxes

          The Company is in a fully taxable position with respect to federal income taxes. Given NCRIC's investment policies which emphasize after-tax yield, the Company's effective tax rate for the period from fiscal 1999 to fiscal 2001 ranged between 27 and 31%. The Company recorded a net tax benefit in fiscal 2002 of $322,000, notwithstanding a positive pre-tax net income of $420,000. The tax benefit reported in the most recent fiscal year is attributable to the impact of tax-advantaged securities in NCRIC's portfolio which created a tax loss for the year, notwithstanding positive pre-tax income reported for financial reporting purposes.

Claims and Risk Exposure

     In evaluating the Company's potential loss exposure, it is important to note that approximately 33% of NCRIC's insureds practice in the District of Columbia. In this regard, the District has not passed tort reform legislation with respect to medical professional liability and jury awards can sometimes be substantial. Although the Company seeks to quantify such risks through actuarial analyses of losses and LAE, while also minimizing the risk of loss through reinsurance, the Company's business concentration in the District presents a risk element not necessarily present in the operations of companies operating in other jurisdictions which have experienced tort reform or which have histories of more favorable jury verdicts with respect to related litigation. Likewise, Delaware has not implemented any tort reform measures while Maryland and West Virginia have implemented non-economic caps on damage awards. Importantly, Virginia, which represents a significant growth area for the Company, has a full cap on damage awards, including both economic and non-economic caps. NCRIC has been seeking to diversify its medical professional liability insurance business to other jurisdictions, both with the objective of expanding the potential market for its insurance products and as a means of reducing the Company's risk exposure, particularly with regard to the District of Columbia.

     The Company seeks to minimize its risk through an effective claims management process, including early evaluation, aggressive management and vigorous defense of claims.

RP Financial, LC.
Page 1.31

The Company also seeks to expediently resolve cases where the claim is judged to be meritorious. The Company maintains a staff of claims investigators to evaluate and manage the claims process. Additionally, the Company utilizes law firms experienced in medical professional liability defense litigation and experts knowledgeable in the various medical specialties.

     In order to improve the claims management process, NCRIC has acquired and implemented a data management system which allows the Company to efficiently track cases and monitor attorney's and other professional fees. The Company believes it has been relatively successful in the management of claims which provides the dual benefit of minimizing losses for NCRIC while enhancing marketing efforts (success in adjudicating claims is particularly important in the medical professional liability sector where professional reputations may hinge on a case).

     The Company attributes its relative success in adjudicating claims to the experience of the claims department and knowledge of the judicial systems in the markets where it operates. Importantly, unlike other areas of NCRIC's operations which are relatively centralized, NCRIC's claims management is somewhat decentralized with individuals within the Company specializing in claims within certain jurisdictions. In this regard, NCRIC has established a claims management office in Richmond, Virginia to manage claims in Virginia outside of the Washington, DC area, and may likely establish other regional offices in Delaware and West Virginia as the level of claims expands in these newer markets.

     The Company believes it has been relatively successful in the management of claims. Since 2000, the 58 claims that went to trial led to 33 defense verdicts (57%) and 15 plaintiff verdicts (26%), with the balance of the cases resulting in mistrials or hung juries. As of December 31, 2002, the Company had approximately 517 open cases with an average of 65 cases being handled by each claims representative.

     The Company attributes its relative success in adjudicating claims to the experience of the claims department, its knowledge of the judicial systems in the Washington metropolitan area, and the employment of local qualified experts. The Company's on-going efforts to expand geographically into such states as Delaware and West Virginia may subject it to a greater level of

RP Financial, LC.
Page 1.32

risk as it expands in markets with which it is less familiar, although the tort reform in target expansion markets may limit such risk.


Reinsurance

     NCRIC follows customary industry practice by reinsuring a portion of its risk. The Company's general philosophy with respect to reinsurance is to cede principally to reduce net liability on individual risks and to provide protection against large losses. During fiscal years 2001 and 2002, NCRIC ceded $7.3 million and $14.0 million of earned premiums to reinsurers for reinsurance coverage, reflecting both premiums ceded for prior and current year coverage. NCRIC generally establishes reinsurance premium accruals based on adverse loss scenarios resulting in the recapture of a portion of premiums ceded if favorable loss development is realized, pursuant to the swing rated reinsurance contracts.

     NCRIC recently negotiated a new reinsurance treaty which took effect as of January 1, 2003, to replace the prior reinsurance treaty which expired as of December 31, 2002. Under the prior reinsurance arrangement, which was a fixed rate program, NCRIC was reinsured for losses in excess of $500,000 per claim on an excess of loss basis up to $1,000,000 per risk. The Company also purchased clash coverage to minimize risk per incident (i.e., two NCRIC insureds involved in a claim on a single incident). NCRIC has also purchased coverage for catastrophic losses in excess of $11 million, believing that the relatively small cost of the coverage is more than offset by the potential benefit of protection against losses which could impact the viability of the Company (considered unlikely). The reinsurance treaty that took effect as of January 1, 2003 and which will remain in effect through December 31, 2005, provides for substantially the same terms except that NCRIC has increased its risk retention to $1 million per claim. NCRIC's management believes that the greater level of risk retention pursuant to the current reinsurance treaty will enhance the Company's overall profitability as such coverage was very costly in the current "hard" market. Moreover, NCRIC's stronger capitalization, both as a result of the recent trust preferred securities issuance and the forthcoming second step stock offering provide an enhanced capital base with which to safely assume such risks.

     The Company maintains reinsurance with financially stable reinsurers. The Company annually reviews and analyzes the financial stability of reinsurers, including a ratings analysis of

RP Financial, LC.
Page 1.33

each reinsurer participating in a reinsurance contract. On the basis of this review, the Company concluded there was no material risk of not being paid by reinsurers. To date, the Company has not experienced any significant difficulties in collecting reinsurance recoverables. Data pertaining to the Company's principal reinsurers as of December 31, 2002 is set forth in Table 1.5.

                                    Table 1.5
                                NCRIC Group, Inc.
                    Reinsurance Data as of December 31, 2002

                                               A.M. Best     Reinsurance
     Reinsurer                                  Rating       Recoverable
     ---------                                  ------       -----------
                                                               ($000)

     Lloyd's of London syndicates                (1)           $25,846
     Hanover Reinsurance                         B++u(2)         4,091
     CNA Reinsurance of London Limited           (3)             3,102
     Unionamerica Insurance                      B+              1,948
     Transatlantic                               A++             3,491
     5 other reinsurers                        Various           4,753
                                                                 -----

          Total                                                $43,231

     (1) Please provide which syndicate.
     (2) u=under review.
     (3) Not found.

     Source:  Prospectus.

Subsidiaries

     In addition to NCRIC, Inc., CML, and NCRIC MSO operations, NCRIC has a captive insurance operation, a reinsurance brokerage operation, an insurance agency, and a physicians organization.

     American Captive Corporation

         American Captive Corporation ("ACC"), was established in April 2001 as the first captive insurance company to be licensed in the District of Columbia under the Captive Insurance Act of 2000, and is authorized to form independent protected cells to accommodate

RP Financial, LC.
Page 1.34

affinity groups seeking to manage their own risk through an alternative risk transfer structure. In 2001, ACC was engaged in establishing the foundation for development of captive management operations. In February 2002, NCRIC announced formation of a joint venture with Risk Services, LLC, to form National Capital Risk Services to offer a complete range of alternative risk transfer services to healthcare clients throughout the nation.

     National Capital Insurance Brokerage, Ltd.

        National Capital Insurance Brokerage, Ltd ("NCIB") was formed in 1984 to serve as NCRIC's domestic reinsurance broker. NCIB has retained commission income that would otherwise have been paid to outside reinsurance brokers. This income has been used by NCRIC to offset other operating expenses. NCIB has also played a critical role in structuring NCRIC's reinsurance program to provide effective and comprehensive reinsurance coverage without reducing NCRIC's profitability.

     NCRIC Insurance Agency, Inc.

        NCRIC Insurance Agency ("NIA") was organized as a wholly-owned subsidiary of NCRIC during 1989. NIA offers life, health and disability insurance as well as property and casualty insurance products. NIA had commission income of $25,000 in fiscal 2002 compared to $56,000 in 2001 and $80,000 in 2000. NIA offers its products in the same markets as NCRIC. As an insurance agent, NIA receives commissions for business it places for insurance companies it represents. NIA markets insurance products not underwritten by NCRIC, which permits NCRIC's core insureds to obtain a wider range of insurance products through NCRIC.

     NCRIC Physicians Organization, Inc.

        NCRIC Physicians Organization, Inc. ("NCRIC PO") was organized in 1994, as a wholly-owned subsidiary of NCRIC MSO. NCRIC PO manages a coalition of physicians which is organized to contract with managed care payers as an exclusive healthcare provider network. NCRIC PO ended all of its contracts in 1999 and formed an agreement with American Medical Security, AMS, to provide its network to a developing PPO health plan by AMS for the Washington, D.C. metropolitan area. NCRIC PO reached a settlement with AMS, effective October 1, 1999, that will provide NCRIC Physicians Organization with $6,000 per month over a

RP Financial, LC.
Page 1.35

five-year period. The monthly fee of $6,000 is reduced by $0.75 for each subscriber who enrolls in the network plan.


Legal Proceedings

     Other than the routine legal proceedings that occur in the Company's ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on financial condition or operations.

RP Financial, LC.
Page 2.1

                             II. MARKET ENVIRONMENT

Introduction

     Established in 1980, NCRIC was formed in an attempt by physicians practicing in Washington, DC, under the auspices of the Medical Society of the District of Columbia, to address the problem of rapidly escalating medical professional liability costs. Since that time, NCRIC has sought to expand its business, both by increasing the number of insureds and by expanding and diversify its products and services. The Company believes that it maintains the largest market share for medical professional liability insurance in the District, with a total of 3,785 insured physicians, and a relatively strong and growing market share in Maryland, particularly Montgomery County, as well as Virginia. Additionally, the Company believes there are significant opportunities for growth as it has recently commenced offering its insurance products in Delaware and West Virginia. Based on data provided by A.M. Best Company, Inc. for 2001, NCRIC had a 53% market share in the District, and a comparatively lower share of the market in the other jurisdictions where it operates as noted in Table 2.1 below.

                                    Table 2.1
                                NCRIC Group, Inc.
        Market Share by Jurisdiction Based on Premiums Written As of 2001

                                                      Market Share
                                                       % of Total
                                                       ----------
             District of Columbia                          53%
             Maryland                                       4
             Virginia                                       5
             West Virginia                                  4
             Delaware                                       5

             Source:  A.M. Best.

Medical Professional Liability Insurance Market Overview

     The United States is going through its third medical professional liability crisis in as many decades. Medical professional liability insurance premiums, which had been stable or

RP Financial, LC.
Page 2.2

rising in line with inflationary pressures for over a decade, are rising across the country, in some areas dramatically. In addition, many insurance companies are reducing coverage or withdrawing completely from the medical professional liability market. This is leaving doctors in certain areas of the country, especially those practicing in high risk specialties (e.g., obstetrics, orthopedics, neurosurgery), facing extremely high insurance premiums, unable to find coverage at any price, or having to opt for the most expensive coverage of last resort. There are also frequent reports of doctors retiring or moving to other states, dropping high-risk patients and procedures, and practicing defensive medicine.

     The rising cost of medical professional liability insurance primarily stems from a variety of factors which have impacted the market including the following:

       . Increasing claims severity (including the cost of defending claims), as well as an increase in the frequency of claims, both on a national basis and within NCRIC's market; and

       . The contraction of market capacity caused by claims losses experienced by medical professional liability insurance providers, as well as by rising reinsurance costs, and adverse trends in the capital markets (i.e., losses in the stock market which have caused losses in the equity portfolios of insurers as well as a falling interest rate environment which has diminished interest income earned within the bond portfolios of insurers).

Cyclical Nature of Insurance Underwriting

     Insurance underwriting practices are cyclical with periodic adjusting of rates after the fact to reflect actual losses during a given period. The premiums are invested and the return on investment is factored in as part of an insurer's profits and losses. During times of high interest rates or a strong stock market, insurance companies keep their premiums low in order to remain competitive, increase their market share, and acquire revenue to invest. This is possible because their income is augmented from the high rate of return on investments. A downturn in the stock market or a drop in interest rates results in a lower rate of return on investments and leads to an increase in premiums.

     After premium increases in the 1970s and again in the 1980s, the medical professional liability market remained relatively stable through the economic boom years of the 1990s.

RP Financial, LC.
Page 2.3

During this period, medical professional liability insurance was relatively profitable, and new companies entered the market seeking to compete based primarily on the basis of offering low premium rates. Additionally, the medical professional liability market includes a large number of mutual companies, primarily run by physicians for the benefit of physicians; physician managed mutual have typically sought to expand with the objective of providing low-cost medical professional liability insurance policies to doctors. The foregoing factors combined to create a price war for new customers, prompting many insurers to sell medical professional liability coverage, which with the benefit of hindsight, were at rates too low to cover the costs of subsequent claims. When the stock market became bearish, exacerbated by the September 11/th/ terrorist attacks, many of these companies suffered large losses and either went out of business, drastically raised premiums, or stopped offering medical professional liability insurance. The departure of St. Paul Companies, the single largest carrier of medical professional liability insurance in the country, was a serious blow that has created an availability crisis that affected many practitioners around the country. Additionally, other carriers in the Company's markets have become insolvent (i.e., PHICO and MIIX Group, for example) or have retrenched from the market (i.e., Fireman's Fund in Delaware).

Frequency and Severity of Medical Professional Liability Claims

     During each of the prior crises in the medical professional liability insurance sector, the principal factor leading to the increase in premium rates was attributable to much higher rates of litigation and expanded costs related to defending policyholders and settling claims. The current crisis has been caused by these same factors as noted in Table 2.2 below. In this regard, data compiled by Jury Verdict Research, a leading firm, shows that the median jury award for medical malpractice was $1 million in 2000, as compared to $700,000 in 1999 and $500,000 in 1995. Other key statistics reflecting in the increase in frequency and severity of claims are described below.

       . The size of jury awards in medical malpractice rose 43% from 1999 to 2000. The highest median award was childbirth cases at $2.05 million.

       . Three of the top ten jury verdicts for 2001 were nursing home or medical malpractice awards

RP Financial, LC.
Page 2.4

       . The pay-out pattern is shortening which, coupled with diminishing investment returns has impacted the earnings of medical professional liability insurers. Specifically, the median number of months from incident to trial date has decreased from 61 months in 1994 to 45 months in 2000.

       . The Physicians Insurance Association of America ("PIAA"), the trade group representing physician insurers, has compiled data in its 2002 Annual Report showing the average indemnity payment in 2001 was $310,215, as compared to $196,408 in 1996.

       . The PIAA 2002 Annual Report also showed that indemnity and expense costs for claims have doubled in the past decade.


                                    Table 2.2
                                NCRIC Group, Inc.
         Settlement Negotiations for Medical Malpractice from 1994-2000

                         Final              Final              Award
         Year            Demand             Offer              Median
         ----            ------             -----              ------
         1994           $270,000            $55,000         $  362,500

         1995            350,000            100,000            500,000

         1996            257,500            100,000            474,536

         1997            300,000            100,000            503,000

         1998            300,000            100,000            733,900

         1999            400,000             75,000            700,000

         2000            562,500             80,000          1,000,000

    Source: Jury Verdict Research, Horsham, Pennsylvania

RP Financial, LC.
Page 2.5

                    Compensatory Award Medians, Year by Year
                                    [GRAPH]

                             1994         $  362,500
                             1995         $  500,000
                             1996         $  474,536
                             1997         $  503,000
                             1998         $  733,900
                             1999         $  700,000
                             2000         $1,000,000

Source: LRP Publications 2002.

Impact of Current Market on Medical Professional Liability Insurers

     As described above, the rising frequency and severity of losses has had a significant impact on medical professional liability insurers. In this regard, medical professional liability insurance is a long-tail line of business for which the costs of a claim may take years to develop. Thus, the higher frequency and severity of claims now being recognized were for claims years where premiums were relatively low, which has significantly impaired the profitability of virtually all medical professional liability insurers.

     The impact of the increasing expense of claims is evidenced in the loss ratio. Based on data provided by the National Association of Insurance Commissioners ("NAIC"), the industry loss ratio for medical professional liability insurance has increased from 54.17% in 1997 to 97.73% in 2001. Table
2.3 provides data on an annual basis and a chart showing the national

RP Financial, LC.
Page 2.6

                                   Table 2.3
                                NCRIC Group, Inc.
                         National Loss Ratio Since 1991

         -----------------------------------------------------------------------
                        DIRECT          DIRECT           DIRECT
                       PREMIUM         PREMIUM           LOSSES           LOSS
           YEAR        WRITTEN          EARNED          INCURRED         RATIO
         -----------------------------------------------------------------------
           1991     5,041,116,742    4,974,652,480   2,815,117,139       56.59
           1992     5,336,077,118    5,229,476,485   4,039,426,016       77.24
           1993     5,451,861,069    5,254,614,981   3,525,005,041       67.08
           1994     6,128,761,613    5,986,568,310   3,181,523,258       53.14
           1995     6,174,433,133    6,137,209,298   3,330,613,605       54.27
           1996     6,087,248,243    6,027,958,481   3,632,388,312       60.26
           1997     5,949,762,287    5,949,688,215   3,222,735,496       54.17
           1998     6,212,462,137    6,218,164,376   4,457,099,226       71.68
           1999     6,181,174,156    6,167,948,760   4,659,896,010       75.55
           2000     6,428,278,303    6,373,039,337   5,098,753,650       80.01
           2001     7,602,831,870    7,033,569,527   6,874,050,778       97.73
         -----------------------------------------------------------------------
          MEAN      6,054,000,606    5,941,171,841   4,076,055,321       68.61
          MEDIAN    6,128,761,613    6,027,958,481   3,632,388,312       60.26
         -----------------------------------------------------------------------

                                   Loss Ratio
                                     [GRAPH]

RP Financial, LC.
Page 2.7

loss ratio since 1991 as well as the loss ratio for the five jurisdictions where NCRIC underwrites insurance.

     Importantly, the increasing losses have had a dramatic impact on the availability of medical professional liability insurance. In this regard, in December 2001, St. Paul Companies which had been the largest medical professional liability carrier in the U.S. operating in 45 states, announced its decision to no longer offer medical liability insurance coverage. At its peak, St. Paul Companies covered 9% of the country's doctors, or over 40,000 doctors, 750 hospitals and 73,000 other health care providers. The schedule below provides information showing how major carriers of medical professional liability insurance have been impacted by rising losses, either through downgrading of their rating, withdrawal from the market or insolvency.

     NCRIC Competitors

     . MIIX downgraded to C+ to unrated (only writing in New Jersey) . Princeton downgraded to B+ (only writing in New Jersey)
     . St. Paul/MMI - pulled out of healthcare
     . Fireman's Fund - healthcare program exit
     . PHICO - in liquidation
     . Reliance - liquidated
     . Doctors Insurance Reciprocal - in liquidation

     Other Insurers

     . TIG downgraded to B++
     . SCPIE downgraded to B+
     . TVIR downgraded to B-- to not rated (not followed)
     . Union America - exited marketplace
     . CAN Re - exited marketplace
     . Travelers/Gulf - healthcare program exit
     . Kemper - healthcare program exit
     . Frontier - under regulatory supervision
     . Legion - under regulatory supervision
     . FPIC - downgraded to B++
     . Zurich - downgraded to A
     . ERC/Med Pro - downgraded to A+

Availability of Coverage and Premium Rate Increases

     The increasing cost of policy claims coupled with the financial distress of many insurers, which has led to their retrenchment or withdrawal from the business or certain market segments,

RP Financial, LC.
Page 2.8

has led to a substantial increase in premium rates. Importantly, rate increases have been highest in markets without tort reform. The increasing cost of insurance and in some cases, the inability of physicians to obtain adequate coverage, has created an availability crisis in certain section of the U.S. The map below provides details regarding the availability and cost of medical professional liability insurance by jurisdiction, as determined by the American Medical Association.


                                     [MAP]


Source: AMA written statement to Health Subcommittee-July 17, 2002

Summary

     NCRIC has responded to recent trends within the industry in several ways. First, in recognition of the sharp increase in the severity of losses, the weighted average increase on NCRIC's base premium was 15.8% commencing in January 2002, and 29.2% commencing in January 2003. While the near term impact of these rate increases has not been fully reflected in earnings, the premium rate increases should serve to increase future profitability as they are fully realized into net premiums earned, offset to the extent losses may also increase. Additionally,

RP Financial, LC.
Page 2.9

NCRIC believes it will be able to expand significantly in markets such as Virginia (market share is currently 5%) as three major providers including the largest in the state are no longer providing coverage leaving up to 30% of the market open. Similarly, there have been withdrawals by major competitors in Maryland and Delaware which, coupled with the ability to expand as a result of its strong capitalization, may likely enhance future premium revenues and earnings.

RP Financial, LC.
Page 3.1
                            III. PEER GROUP ANALYSIS

         The applicable valuation technique is the pro forma market value approach, whereby the pro forma market value of NCRIC is derived based on the market pricing of a group of publicly-traded insurance companies sharing reasonably comparable characteristics. This chapter presents an analysis of NCRIC's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded insurance companies which share reasonably comparable characteristics. Factors affecting the Company's pro forma market value, such as financial condition, operating performance, exposure to risk and liquidity of the stock, can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to adjustments to account for fundamental differences between NCRIC and the Peer Group, will then be used as a basis for the valuation of NCRIC's to-be-issued common stock.

Peer Group Selection

         We consider the appropriate Peer Group to be comprised of only those publicly-traded insurance companies whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is generally regular and reported. We believe non-listed companies are inappropriate since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those companies under acquisition and/or those companies whose market prices appear to be distorted by speculative factors or unusual operating conditions.

         Ideally, the Peer Group should be comprised of publicly-traded medical professional liability insurers with comparable financial characteristics. However, the number of medical professional liability monoline insurers is limited. In this regard, we identified four publicly-traded companies generating a majority of their premium income from medical professional liability insurance. None of the Peer Group companies had comparable market concentration in the District. While we believe these four companies are useful in deriving value for NCRIC, any

RP Financial, LC.
Page 3.2

unusual operating, financial or trading characteristics of any one Peer Group member may have undue influence on the Peer Group average or median ratios.

         Accordingly, we expanded the Peer Group to include three companies actively engaged in underwriting workers' compensation insurance given important similarities between the medical professional liability and workers' compensation insurance business lines. The similarities between medical professional liability and workers' compensation insurance include: (1) both are commercial business lines; (2) both are long-tail line businesses, wherein claims for a given policy year may not be paid until a considerable period has elapsed; (3) claims related litigation may extend for a considerable period time and involve significant expense; and (4) both have a high severity of claims. Additionally, like the medical professional liability sector, the workers' compensation insurance sector has been impacted by rising frequency and severity of claims, and weakening of overall earnings levels, which enhances its comparability to NCRIC's primary business line.

         Table 3.1 lists certain key characteristics of the Peer Group companies. A summary of each of the Peer Group companies is provided below.

         . American Physicians Capital, Inc., or APCapital, is an insurance holding company which focuses its insurance underwriting activities on medical professional liability insurance through its subsidiaries American Physicians Assurance Corporation, or APAssurance (formerly Mutual Insurance Corporation Of America, or MICOA), Insurance Corporation of America and APSpecialty Insurance Corporation (formerly RML Insurance Company). The Company underwrites medical professional and hospital professional liability policy coverages for physicians and physician medical groups, clinics and other providers in the health care industry. APCapital also provides workers' compensation insurance and focuses its efforts on eight workers' compensation business niches: health care, light to medium manufacturing, restaurants, educational services, non-profit organizations, specialty trade contractors, wholesalers, and auto related sales and services. On a limited basis, APCapital offers health insurance coverage, primarily to customers of its other insurance products. APCapital insured approximately 12,500 physicians in 14 states throughout the United States, with a concentration in the Midwest as of December 31, 2001.

RP Financial, LC.
Page 3.3

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 3.1
                Peer Group of Publicly-Traded Insurance Companies
                             General Characteristics

                                                                                                        Trailing
                                                                                                      12 Months(1)
                                                                                                 ---------------------
                                                             Property/Casualty         Total      Policy       Total
Ticker              Company                     Exchange     Lines of Business        Assets     Revenues     Revenues
------              -------                     --------     -----------------        ------     --------     --------
                                                                                      ($Mil)     ($Mil)         ($Mil)

 NCRI       NCRIC Group, Inc.                    NASDAQ     Professional Liability   $   203     $  30         $  43

 ACAP       American Physicians Capital, Inc.    NASDAQ     Professional Liability   $ 1,059     $ 228         $ 273
 AGGI       Argonaut Group, Inc.                 NASDAQ         Workers' Comp.         1,996       353           427
 FPIC       FPIC Insurance Group, Inc.           NASDAQ     Professional Liability     1,026       156           222
 PRA        ProAssurance, Inc.                    NYSE      Professional Liability     2,586       461           524
 RTWI       RTW, Inc.                            NASDAQ         Workers' Comp.           206        62            70
 SKP        SCPIE Holdings Inc.                   NYSE      Professional Liability     1,064       286           339
 ZNT        Zenith National Insur. Corp.          NYSE          Workers' Comp.         1,616       532           582

                                                      Medical Malpractice/
                                                          Workers Comp.        As of 3/11/03
                                                                           ---------------------
                                                        Premium/Total        Common       Market
Ticker              Company                           Policy Revenues(1)   Stock Price    Value
------              -------                           -----------------    ----------- ---------
                                                            (%)               ($)       ($Mil)

NCRI       NCRIC Group, Inc.                                100%            $16.02     $  24 (2)

ACAP       American Physicians Capital, Inc.                 90%            $19.40     $ 169
AGGI       Argonaut Group, Inc.                              31%             12.42       268
FPIC       FPIC Insurance Group, Inc.                       N.A. (3)          7.55        71
PRA        ProAssurance, Inc.                                69%             22.81       650
RTWI       RTW, Inc.                                        N.A. (4)          2.30        24
SKP        SCPIE Holdings Inc.                              100% (5)          5.94        55
ZNT        Zenith National Insur. Corp.                      91%             20.26       380

(1) Based on financial data for the 12 months ended 12/31/02, for NCRIC and annualized for the 9 months ended 9/30/02 for several of the Peer Group companies.
(2) Reflects the value of minority shares held by the public.
(3) Data is not publicly available but medical malpractice premium revenues accounts for a majority of the total.
(4) Data is not publicly available but workers compensation insurance accounts for a majority of the total.
(5) Approximate. Includes reinsurance premiums for medical professional liability policies issued to other insurers.

Source:  SNL Financial's Insurance Quarterly Report and corporate reports.

RP Financial, LC.
Page 3.4

        . Argonaut Group, Inc. is a national provider of specialty insurance products focused on high quality customer service for specific niches of property-casualty insurance. Argonaut Group has four primary product lines: excess and surplus lines, specialty commercial, specialty workers' compensation, and public entity. Workers' compensation accounted for approximately 31% of premiums in fiscal 2001.

        . FPIC Insurance Group, Inc. ("FPIC") is the holding company for Florida Physicians Insurance FPIC, Inc. FPIC is the largest provider of medical professional liability insurance in Florida, based on the total number of physicians and dentists insured. Its principal subsidiaries are Florida Physicians Insurance FPIC, Inc.
             (FPIC), Anesthesiologists' Professional Assurance FPIC (APAC) and Employers Mutual Inc. (EMI). FPIC has three main operating segments: insurance, reciprocal management and third party administration. Through the insurance segment, FPIC specializes in professional liability insurance products and services for physicians, dentists, other healthcare providers and attorneys. FPIC's reciprocal management segment provides management services and brokerage and administration services for reinsurance programs and the placement of annuities in structured settlements. In addition, FPIC's third party administration segment markets and administers self-insured and fully insured plans for both large and small employers, including group accident and health insurance, workers' compensation and general liability and property insurance.

        . ProAssurance, Inc. is an insurance holding company which provides medical professional liability protection to physicians, hospitals, dentists, and managed care and health care organizations through programs which coordinate traditional insurance with effective clinical risk management. While professional liability insurance for physicians and their related practice entities is the principal product offered by ProAssurance, it has undertaken to develop other insurance products necessitated by changes in the health care industry. ProAssurance has two reportable industry segments: professional liability insurance and personal lines insurance. ProAssurance has an active presence in the south, southwest and midwest.

        . RTW, Inc. provides comprehensive management products and services to employers for workers' compensation products in Minnesota, Wisconsin, South Dakota, Colorado, Illinois, Kansas, Michigan, Indiana, Connecticut, New Hampshire, Rhode Island and Maine. RTW has developed a proprietary management approach to reduce wage replacement costs and medical expenses resulting from workplace injuries by returning injured employees to work as soon as possible and by actively managing all the participants in the workers' compensation system. Workers' compensation insurance premiums account for the substantial majority of net premium revenues.

RP Financial, LC.
Page 3.5

        . SCPIE Holdings, Inc. is a provider of medical professional liability insurance and related liability insurance products to physicians, healthcare facilities and others engaged in the healthcare industry. Since August 1999, SCIPIE Holdings has also been actively engaged in developing a diverse portfolio of assumed reinsurance treaties to complement its direct insurance business. Reinsurance treaties have principally included professional and automobile liability coverages, commercial and residential property risks, accident and health and workers' compensation coverages, and a broad spread of marine insurance. SCIPIE Holdings believes it is the second largest provider of medical professional liability insurance in California based on the level of direct premiums written.

        . Zenith National Insurance Corp. and its subsidiaries conduct business principally in the property and casualty insurance industry. Workers' compensation insurance comprise the largest single segment of business (91% of net premium revenues in fiscal
             2001) followed by its reinsurance business line. Zenith National Insurance Corp. also offers other property-casualty lines including automobile, homeowners, farmowners, commercial coverages and health insurance. Zenith National also conducts real estate operations through a wholly-owned subsidiary that develops land and constructs single family houses in the Las Vegas, Nevada area.

        The following sections present a comparison of NCRIC's financial condition, income and expense trends, and a risk assessment versus the latest reported data by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

        Cash and Investments

             Overall, the balance sheet composition of NCRIC and the Peer Group were relatively comparable (see Table 3.2). Cash and investments comprised the bulk of assets for both the Company and the Peer Group, and NCRIC maintained a slightly higher proportion of cash and investments, 64.5% versus 63.0% for the Peer Group. The Company's cash position was recently enhanced though the issuance of trust preferred securities in December 2002, which provided approximately $15 million of cash for reinvestment. The Company's cash and investments are anticipated to increase following the stock offering pending longer-term deployment.

RP Financial, LC.
Page 3.6

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 3.2
                            Balance Sheet Composition
                               Peer Group Analysis
                   For the Most Recent Twelve Month Period(1)

                                                                                       Peer Group Companies
                                                                     ------------------------------------------------------
                                                                              Professional Liability Peer Group
                                                                     ------------------------------------------------------
                                                                       American       FPIC
                                      NCRIC          Peer Group       Physicians    Insurance      Pro          SCPIE
                                   Group, Inc.   ------------------  Capital, Inc.    Group     Assurance   Holdings, Inc.
Peer Group Ticker Symbol            12/31/2002   Average    Median       ACAP         FPIC         PRA           SKP
                                    ----------   -------   --------      ----         ----         ---           ---

Primary Insurance Line                  PL                               PL           PL          PL             PL

Balance Sheet
-------------

Cash & Investments                       64.47%   63.01%     63.90%      75.70%      52.97%       72.07%           72.51%
Reinsurance Assets                       21.33%   18.35%     16.77%       9.27%      25.19%       17.79%            8.10%
Deferred Policy Acqstn. Costs             0.00%    0.91%      0.51%       0.00%       0.50%        0.00%            2.10%
Intangibles                               4.67%    1.43%      0.93%       0.00%       2.11%        0.93%            0.52%
Separate Accounts                         0.00%    0.00%      0.00%       0.00%       0.00%        0.00%            0.00%
Other Assets                              9.53%   16.30%     17.16%      15.04%      19.22%        9.21%           16.76%
                                          -----   ------     ------      ------      ------        -----           ------
  Total Assets                          100.00%  100.00%    100.00%     100.00%     100.00%      100.00%          100.00%

Policy Reserves                          64.74%   72.14%     71.14%      69.97%      62.75%       75.56%           72.67%
Debt                                      0.49%    1.66%      0.97%       0.60%       5.14%        3.06%            0.00%
Other Liabilities                         3.79%    5.68%      2.96%       2.96%      15.43%        1.88%            2.59%
                                          -----    -----      -----       -----      ------        -----            -----
  Total Liabilities                      69.02%   79.47%     78.26%      73.53%      83.33%       80.51%           75.26%

Minority Interest                         0.00%    0.15%      0.00%       0.00%       0.00%        1.04%            0.00%
Redeemable Pfd. Equity                    0.00%    0.00%      0.00%       0.00%       0.00%        0.00%            0.00%
Trust Preferred Securities                7.40%    0.58%      0.00%       0.00%       0.00%        0.00%            0.00%

Preferred Equity                          0.00%    0.00%      0.00%       0.00%       0.00%        0.00%            0.00%
Common Equity                            23.59%   19.65%     19.91%      26.47%      16.67%       17.41%           24.74%
                                         ------   ------     ------      ------      ------       ------           ------
  Total Equity                           23.59%   19.65%     19.91%      26.47%      16.67%       17.41%           24.74%

Tangible Equity                          18.92%   18.21%     16.59%      26.47%      14.56%       16.49%           24.21%



                                   ----------------------------------
                                    Workers Compensation Peer Group
                                   ----------------------------------
                                    Argonaut                Zenith
                                      Group    RTW, Inc.   National
Peer Group Ticker Symbol              AGII        RTWI        ZNT
                                      ----        ----        ---

Primary Insurance Line                 WC          WC         WC

Balance Sheet
-------------
Cash & Investments                     59.83%      44.11%     63.90%
Reinsurance Assets                     13.20%      38.13%     16.77%
Deferred Policy Acqstn. Costs           2.40%       0.51%      0.83%
Intangibles                             5.14%       0.00%      1.33%
Separate Accounts                       0.00%       0.00%      0.00%
Other Assets                           19.43%      17.24%     17.16%
                                       ------      ------     ------
  Total Assets                        100.00%     100.00%    100.00%

Policy Reserves                        71.14%      85.80%     67.10%
Debt                                    0.00%       0.97%      1.81%
Other Liabilities                       7.13%       2.63%      7.11%
                                        -----       -----      -----
  Total Liabilities                    78.26%      89.41%     76.03%

Minority Interest                       0.00%       0.00%      0.00%
Redeemable Pfd. Equity                  0.00%       0.00%      0.00%
Trust Preferred Securities              0.00%       0.00%      4.07%

Preferred Equity                        0.00%       0.00%      0.00%
Common Equity                          21.74%      10.59%     19.91%
                                       ------      ------     ------
  Total Equity                         21.74%      10.59%     19.91%

Tangible Equity                        16.59%      10.59%     18.58%

(1) Reflects results for the twelve months ended December 31, 2002 for NCRIC and the latest available date for the Peer Group.

Source: Audited and unaudited financial statements, corporate reports and offering circulars.
        The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.7

     Reinsurance Assets

        Reinsurance assets comprised the predominant portion of other assets for the Company and the Peer Group, totaling 21.3% and 18.4% of assets, respectively. The slightly higher level of reinsurance assets is partially attributable to the Company's comparatively smaller size and capital base as measured in dollar terms, which increases the requirement for obtaining reinsurance. The future level of reinsurance assets may diminish for NCRIC in comparison to the Peer Group as NCRIC has recently increased the level of risk retention pursuant to its current reinsurance treaty.

     Other Assets

        Other miscellaneous assets, including intangibles and separate accounts, equaled 14.2% of assets for the Company and 17.7% of assets for the Peer Group on average. Both NCRIC and the Peer Group maintained a moderate level of intangible assets (4.7% of assets for NCRIC versus an average of 1.4% for the Peer Group).

     Liabilities

        The level of policy reserves, which includes all loss reserves and LAE, for NCRIC and the Peer Group, approximated 64.7% and 72.1% of assets, respectively. NCRIC has only a modest level of debt utilized in connection with the acquisition of HealthCare Consulting, while the Peer Group's debt balance is modestly higher (1.7% on average). Other liabilities for NCRIC (4.3% of assets) fell short of the Peer Group average (7.3% of assets).

     Trust Preferred Securities

        The Company recently completed the issuance of trust preferred securities to accomplish the following objectives: (1) to provide capital to the Company's insurance subsidiaries with the objective of expanding premium revenues and market share over the near term when insurance premium rates are believed to be profitable; and (2) to provide capital to enable NCRIC Group to reduce its reliance on reinsurance through greater risk retention during a period when reinsurance is perceived to be costly. As of December 31, 2002, trust preferred securities equaled 7.4% of assets for NCRIC but were at modest levels for the Peer Group (0.6% of assets).

RP Financial, LC.
Page 3.8

     Equity

        NCRIC's equity base of 23.6% was above the Peer Group's average equity ratio of 19.7%, on a pre-offering basis. NCRIC operates with a modestly higher level of intangible assets. Accordingly, the Company's tangible equity, equal to 18.9% of assets compared relatively closely to the Peer Group average of 18.2% of assets. With the addition of the stock proceeds from the conversion, the Company's pro forma equity and tangible positions will be bolstered and substantially exceed the Peer Group averages and medians.


        The increase in the Company's equity position to be realized from the stock offering will serve to enhance future earnings potential that may be realized through growth. However, at the same time, the Company's higher pro forma equity position is anticipated to result in a decline in return on equity over the near term. Both the Company's and the Peer Group's equity ratios reflected equity surpluses relative to statutory requirements.

     Growth Rates

        NCRIC's balance sheet expansion reflected asset growth of 25.9% for the twelve months ended December 31, 2002, versus an average and median of 8.5% and 6.7%, respectively, for the Peer Group for the most recent 12 months for which data is publicly available (see Table 3.3). The Company's higher growth reflects NCRIC's strong financial condition and efforts to expand in response to its perceived ability to profitably underwrite new business, particularly in markets where competing providers have contracted or withdrawn entirely in certain circumstances. By comparison, the majority of the Peer Group companies (four out of seven) have reported operating losses for the most recent twelve month period and the resulting erosion of capital, coupled with unfavorable market conditions, has led to their comparatively moderate balance sheet growth.

        Equity growth for the last 12 months for the Company and the Peer Group equaled 7.6% versus a 10.5% reduction for the Peer Group on average (8.7% shrinkage based on the median). Importantly, five out of the seven Peer Group companies reported erosion of their capital positions which is reflective of their operating losses and the difficult operating conditions in the industry overall. Following the second step conversion offering, the Company's equity growth rate can be expected to decline initially until the new equity can be

RP Financial, LC.
Page 3.9

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 3.3
                           Balance Sheet Growth Rates
                               Peer Group Analysis
                   For the Most Recent Twelve Month Period(1)

                                                                                      Peer Group Companies
                                                         ---------------------------------------------------------------------------
                                                              Professional Liability Peer Group      Workers Compensation Peer Group
                                                         ------------------------------------------- -------------------------------
                              NCRIC                        American       FPIC               SCPIE
                             Group,        Peer Group     Physicians   Insurance    Pro    Holdings,  Argonaut               Zenith
                               Inc.    ----------------- Capital, Inc.   Group   Assurance    Inc.     Group    RTW, Inc.   National
Peer Group Ticker Symbol   12/31/2002  Average   Median      ACAP         FPIC      PRA       SKP       AGII      RTWI         ZNT
                           ----------  -------  --------     ----         ----      ---       ---       ----      ----         ---

Primary Insurance Line         PL                             PL          PL         PL       PL         WC        WC           WC

Annual Growth Rates (1)
-----------------------
Cash & Investments             18.05%    5.08%     6.52%      6.52%      13.36%     11.73%     0.54%    1.82%     -8.01%       9.60%
Reinsurance Assets             43.73%   21.66%     2.34%      2.34%     112.24%      7.35%    40.72%   -5.01%      0.50%      -6.55%
Deferred Policy Acqstn.
 Costs                           N.M.   -6.75%    -7.80%   -100.00%     -35.49%       N.M.    10.36%  131.88%    -39.49%      -7.80%
Intangibles                     0.00%  -34.17%    -1.07%   -100.00%     -66.22%       N.M.    -3.76%    0.20%       N.M.      -1.07%
Separate Accounts                N.M.     N.M.     0.00%       N.M.        N.M.       N.M.      N.M.     N.M.       N.M.        N.M.
Other Assets                   66.02%   21.11%    30.05%     -3.98%      77.02%    -21.71%    34.35%   30.05%     32.33%      -0.30%
Total Assets                   25.89%    8.50%     6.66%      1.93%      30.75%      7.71%     7.75%    6.66%      0.23%       4.48%

Policy Reserves                23.85%   16.99%    12.32%      6.28%      36.07%     12.32%    27.38%    8.64%     21.69%       6.55%
Debt                          -40.13%  -41.71%   -11.76%    -11.36%     -10.70%    -11.76%  -100.00%     N.M.    -55.56%     -60.88%
Other Liabilities             -14.30%   12.92%    13.31%     13.31%     189.77%    -53.06%   -32.64%   21.73%    -66.97%      18.31%
Total Liabilities              20.01%   14.57%     9.71%      6.38%      45.67%      7.70%    18.42%    9.71%     10.84%       3.26%

Minority Interest               0.00%   15.43%     0.00%       N.M.        N.M.     15.43%      N.M.     N.M.       N.M.        N.M.
Redeemable Pfd. Equity          0.00%     N.M.     0.00%       N.M.        N.M.       N.M.      N.M.     N.M.       N.M.        N.M.
Trust Preferred Securities       N.M.    0.08%     0.00%       N.M.        N.M.       N.M.      N.M.     N.M.       N.M.       0.08%

Preferred Equity                 N.M.     N.M.     0.00%       N.M.        N.M.       N.M.      N.M.     N.M.       N.M.        N.M.
Common Equity and Ret.
 Earn.                          7.56%  -10.50%    -8.69%     -8.69%     -13.52%      1.30%   -15.43%   -3.06%    -44.57%      10.45%
Total Equity                    7.56%  -10.50%    -8.69%     -8.69%     -13.52%      1.30%   -15.43%   -3.06%    -44.57%      10.45%

(1) Reflects results for the twelve months ended December 31, 2002 for NCRIC and the latest available date for the Peer Group.

Source: Audited and unaudited financial statements, corporate reports and offering circulars.
        The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.10

more fully deployed, primarily though expansion of underwriting within NCRIC's insurance business segment.

Income and Expense Components

       NCRIC's recent financial performance compares favorably to the Peer Group average. In this regard, while NCRIC's operations have been negatively impacted by adverse industry trends (i.e., rising frequency and severity of losses coupled with diminishing investment income), it has been less impacted than the Peer Group companies. Overall, the Company operates with a favorable loss ratio, which coupled with a relatively similar expense ratio, provides for a favorable combined ratio.

       The aggregate level of revenues and expenses as a percent of average assets was comparatively lower for NCRIC. In this regard, total revenues equaled 23.48% for NCRIC versus an average of 27.62% of average assets for the Peer Group (see Table 3.4). In contrast, pre-tax expenses equaled 23.25% for the Company and 29.03% of average assets for the Peer Group. We attribute this difference primarily to: (1) the Company's strong focus on medical professional liability insurance which is a long tail line of business which thus facilitates the build-up of invested assets; and (2) NCRIC's focus on underwriting insurance for policyholders with lower risk profiles.

       Income and expense expressed as a percent of revenues indicate relative comparability to the Peer Group, with the principal difference being NCRIC's comparatively higher policy expenses and lower other expenses (see Table 3.5).

     Revenues

       Policy revenues (i.e., net premiums earned) represented the largest revenue source for both the Company and the Peer Group, equal to 16.55% and 22.86% of assets, respectively. The next largest revenue source was investment income, which equaled 3.25 and 3.13% of assets, respectively, for the Company and the Peer Group. NCRIC's slightly higher ratio of investment income is reflective of the moderately higher level of invested assets reported for the Company.

RP Financial, LC.
Page 3.11

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 3.4
               Income and Expenses as a Percent of Average Assets
                               Peer Group Analysis
                   For the Most Recent Twelve Month Period(1)

                                                                             ----------------------------------------------------
                                                                                                            Peer Group Companies
                                                                             ----------------------------------------------------
                                                                                      Professional Liability Peer Group
                                                                             ----------------------------------------------------
                                                                               American        FPIC
                                               NCRIC         Peer Group       Physicians    Insurance     Pro         SCPIE
                                            Group, Inc.  ------------------  Capital, Inc.    Group    Assurance   Holdings, Inc.
Peer Group Ticker Symbol                    12/31/2002   Average    Median       ACAP          FPIC       PRA           SKP
                                            ----------   -------   --------      ----          ----       ---           ---

Primary Insurance Line                          PL                                PL            PL         PL            PL
Income Statement
----------------
Policy Revenues                                 16.55%    22.86%     19.96%       22.36%       19.96%     19.59%        30.79%
Net Investment Income                            3.25%     3.13%      3.19%        4.32%        2.57%      3.36%         3.35%
Net Realized Gains                              -0.07%     0.35%      0.40%       -0.09%        0.40%     -0.60%         0.70%
Non-Recurring Revenues                           0.00%     0.00%      0.00%        0.00%        0.00%      0.00%         0.00%
Other Revenues                                   3.75%     1.28%      0.21%        0.04%        4.13%      0.28%         0.21%
                                               -------   -------    -------      -------      -------    -------       -------
  Total Revenues                                23.48%    27.62%     26.63%       26.63%       27.06%     22.63%        35.06%

Policy Expenses                                 14.75%    22.06%     18.69%       22.97%       17.74%     18.69%        35.51%
Other Expenses                                   8.50%     6.64%      7.19%        5.04%        7.24%      3.86%         8.26%
Interest Expense                                 0.00%     0.19%      0.11%        0.04%        0.63%      0.14%         0.02%
Non-Recurring Expenses                           0.00%     0.14%      0.00%        0.00%        0.08%      0.00%         0.00%
                                                 -----   -------    -------      -------      -------    -------         -----
  Total Expenses                                23.25%    29.03%     25.69%       28.05%       25.69%     22.69%        43.79%

Net Income Before Taxes                          0.23%    -1.42%     -0.05%       -1.42%        1.37%     -0.05%        -8.74%
  Provision for Taxes                           -0.18%     0.19%      0.37%       -0.53%        0.56%     -0.30%        -3.13%
                                               -------   -------    -------      -------      -------    -------       -------
Net Inc. Before Adj. & Min. Int.                 0.41%    -1.61%      0.24%       -0.89%        0.81%      0.24%        -5.61%
  Plus: After-Tax Adjustments                    0.00%     0.00%      0.00%        0.00%        0.00%      0.00%         0.00%
  Less: Minority Interest Exp.                   0.00%    -0.02%      0.00%        0.00%        0.00%     -0.12%         0.00%
                                               -------   -------    -------      -------      -------    -------       -------
Net Income Before Extraordinary                  0.41%    -1.63%      0.12%       -0.89%        0.81%      0.12%        -5.61%
  Extraordinary Items                            0.00%    -0.62%      0.00%       -0.86%       -3.64%      0.07%         0.00%
                                               -------   -------    -------      -------      -------    -------       -------
Net Income (ROA)                                 0.41%    -2.25%     -1.76%       -1.76%       -2.83%      0.19%        -5.61%

Return on Average Equity (ROE)                   1.61%   -14.78%     -6.29%       -6.29%      -14.18%      1.07%       -21.35%

Combined Ratio Analysis (2)
---------------------------
Loss Ratio                                      89.14%    97.66%     95.39%      102.75%       88.89%     95.39%       115.33%
Expense Ratio                                   27.14%    27.69%     26.82%       22.53%       36.26%     19.72%        26.82%
                                               -------   -------    -------      -------      -------    -------       -------
    Combined Ratio                             116.28%   125.35%    125.15%      125.28%      125.15%    115.11%       142.15%

Pre-Tax Underwriting Profit Margin (2)         -16.28%   -25.35%    -25.15%      -25.28%      -25.15%    -15.11%       -42.15%
Pre-Tax Operating Profit Margin (2)              1.17%    -5.24%     -0.24%       -5.33%        5.07%     -0.24%       -24.93%


                                           -----------------------------------
                                             Workers Compensation Peer Group
                                           -----------------------------------

                                            Argonaut                 Zenith
                                              Group     RTW, Inc.   National
Peer Group Ticker Symbol                      AGII        RTWI        ZNT
                                              ----        ----        ---

Primary Insurance Line                         WC          WC          WC
Income Statement
----------------
Policy Revenues                                19.22%      14.39%     33.70%
Net Investment Income                           2.83%       2.27%      3.19%
Net Realized Gains                              0.99%       0.85%      0.21%
Non-Recurring Revenues                          0.00%       0.00%      0.00%
Other Revenues                                  0.00%       0.00%      4.28%
                                              -------     -------    -------
  Total Revenues                               23.04%      17.51%     41.39%

Policy Expenses                                14.52%      18.15%     26.82%
Other Expenses                                  7.19%       1.71%     13.22%
Interest Expense                                0.00%       0.11%      0.36%
Non-Recurring Expenses                          0.00%       0.93%      0.00%
                                              -------     -------    -------
  Total Expenses                               21.71%      20.90%     40.40%

Net Income Before Taxes                         1.33%      -3.39%      0.99%
  Provision for Taxes                           0.40%       3.98%      0.37%
                                              -------     -------    -------
Net Inc. Before Adj. & Min. Int.                0.93%      -7.38%      0.63%
  Plus:  After-Tax Adjustments                  0.00%       0.00%      0.00%
  Less:  Minority Interest Exp.                 0.00%       0.00%      0.00%
                                              -------     -------    -------
Net Income Before Extraordinary                 0.93%      -7.38%      0.63%
  Extraordinary Items                           0.00%       0.00%      0.06%
                                              -------     -------    -------
Net Income (ROA)                                0.93%      -7.38%      0.69%

Return on Average Equity (ROE)                  3.94%     -70.14%      3.50%

Combined Ratio Analysis (2)
---------------------------
Loss Ratio                                     75.57%     126.07%     79.58%
Expense Ratio                                  37.39%      11.90%     39.23%
                                              -------     -------    -------
    Combined Ratio                            112.96%     137.97%    118.81%

Pre-Tax Underwriting Profit Margin (2)        -12.96%     -37.97%    -18.81%
Pre-Tax Operating Profit Margin (2)             5.76%     -19.39%      2.39%

(1) Reflects results for the twelve months ended December 31, 2002 for NCRIC and the latest available date for the Peer Group.
(2)  Excludes practice management income and expense for NCRIC Group.

Source: Audited and unaudited financial statements, corporate reports and offering circulars.

RP Financial, LC.
Page 3.12

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 3.5
                  Income and Expenses as a Percent of Revenues
                               Peer Group Analysis
                   For the Most Recent Twelve Month Period(1)

                                                                                                         Peer Group Companies
                                                                            --------------------------------------------------------
                                                                                     Professional Liability Peer Group
                                                                            ----------------------------------------------------
                                                                                 American
                                                                                Physicians   FPIC
                                              NCRIC         Peer Group           Capital,  Insurance       Pro          SCPIE
                                           Group, Inc.   --------------------      Inc.       Group     Assurance    Holdings, Inc.
Peer Group Ticker Symbol                   12/31/2002    Average    Median         ACAP       FPIC         PRA           SKP
                                           ----------    -------    ------         ----       ----         ---           ---
Primary Insurance Line                         PL                                  PL          PL          PL             PL

Income Statement
----------------

Policy Revenues                                70.50%     82.74%    83.42%        83.96%     73.77%      86.56%          87.84%
Net Investment Income                          13.85%     11.87%    12.30%        16.23%      9.48%      14.82%           9.57%
Net Realized Gains                             -0.31%      1.45%     1.48%        -0.33%      1.48%      -2.63%           1.99%
Non-Recurring Revenues                          0.00%      0.00%     0.00%         0.00%      0.00%       0.00%           0.00%
Other Revenues                                 15.95%      3.95%     0.61%         0.13%     15.27%       1.25%           0.61%
                                              ------     ------    ------        ------     ------      ------          ------
  Total Revenues                              100.00%    100.00%   100.00%       100.00%    100.00%     100.00%         100.00%

Policy Expenses                                62.84%     81.03%    82.57%        86.27%     65.57%      82.57%         101.30%
Other Expenses                                 36.18%     22.74%    23.56%        18.92%     26.74%      17.07%          23.56%
Interest Expense                                0.00%      0.66%     0.60%         0.13%      2.32%       0.60%           0.07%
Non-Recurring Expenses                          0.00%      0.80%     0.00%         0.00%      0.29%       0.00%           0.00%
                                              ------     ------    ------        ------     ------      ------          ------
  Total Expenses                               99.02%    105.24%   100.24%       105.33%     94.93%     100.24%         124.93%

Net Income Before Taxes                         0.98%     -5.24%    -0.24%        -5.33%      5.07%      -0.24%         -24.93%
  Provision for Taxes                          -0.75%      2.18%     0.88%        -1.97%      2.08%      -1.32%          -8.92%
                                              ------     ------    ------        ------     ------      ------          ------
Net Inc. Before Adj. & Min. Int.                1.74%     -7.42%     1.08%        -3.35%      2.99%       1.08%         -16.01%
  Plus: After-Tax Adjustments                   0.00%      0.00%     0.00%         0.00%      0.00%       0.00%           0.00%
  Less: Minority Interest Exp.                  0.00%     -0.08%     0.00%         0.00%      0.00%      -0.55%           0.00%
                                              ------     ------    ------        ------     ------      -------         ------
Net Income Before Extraordinary                 1.74%     -7.49%     0.53%        -3.35%      2.99%       0.53%         -16.01%
  Extraordinary Items                           0.00%     -2.32%     0.00%        -3.24%    -13.47%       0.32%           0.00%
                                              ------     ------    ------        ------     ------      ------          ------
Net Income                                      1.74%     -9.81%    -6.59%        -6.59%    -10.48%       0.85%         -16.01%


Return on Average Equity                        1.61%    -14.78%    -6.29%        -6.29%    -14.18%       1.07%         -21.35%


Combined Ratio Analysis
-----------------------

Loss Ratio                                     89.14%     97.66%    95.39%       102.75%     88.89%      95.39%         115.33%
Expense Ratio                                  27.14%     27.69%    26.82%        22.53%     36.26%      19.72%          26.82%
                                              ------     ------    ------        ------     ------      ------          ------
    Combined Ratio                            116.28%    125.35%   125.15%       125.28%    125.15%     115.11%         142.15%

Pre-Tax Underwriting Profit Margin            -16.28%    -25.35%   -25.15%       -25.28%    -25.15%     -15.11%         -42.15%
Pre-Tax Operating Profit Margin                 1.17%     -5.24%    -0.24%        -5.33%      5.07%      -0.24%         -24.93%

                                              ----------------------------------
                                                Workers Compensation Peer Group
                                                --------------------------------

                                                   Argonaut              Zenith
                                                    Group    RTW, Inc.  National
Peer Group Ticker Symbol                            AGII       RTWI        ZNT
                                                    ----       ----        ---

Primary Insurance Line                               WC         WC          WC

Income Statement
----------------

Policy Revenues                                    83.42%     82.22%     81.42%
Net Investment Income                              12.30%     12.95%      7.71%
Net Realized Gains                                  4.28%      4.83%      0.51%
Non-Recurring Revenues                              0.00%      0.00%      0.00%
Other Revenues                                      0.00%      0.00%     10.35%
                                                  ------     ------     ------
  Total Revenues                                  100.00%    100.00%    100.00%

Policy Expenses                                    63.05%    103.65%     64.80%
Other Expenses                                     31.19%      9.78%     31.94%
Interest Expense                                    0.00%      0.65%      0.87%
Non-Recurring Expenses                              0.00%      5.30%      0.00%
                                                  ------     ------     ------
  Total Expenses                                   94.24%    119.39%     97.61%

Net Income Before Taxes                             5.76%    -19.39%      2.39%
  Provision for Taxes                               1.73%     22.76%      0.88%
                                                  ------     ------     ------
Net Inc. Before Adj. & Min. Int.                    4.03%    -42.14%      1.51%
  Plus: After-Tax Adjustments                       0.00%      0.00%      0.00%
  Less: Minority Interest Exp.                      0.00%      0.00%      0.00%
                                                  ------     ------     ------
Net Income Before Extraordinary                     4.03%    -42.14%      1.51%
  Extraordinary Items                               0.00%      0.00%      0.15%
                                                  ------     ------     ------
Net Income                                          4.03%    -42.14%      1.66%

Return on Average Equity                            3.94%    -70.14%      3.50%

Combined Ratio Analysis
-----------------------

Loss Ratio                                         75.57%    126.07%     79.58%
Expense Ratio                                      37.39%     11.90%     39.23%
                                                  ------     ------     ------
    Combined Ratio                                112.96%    137.97%    118.81%

Pre-Tax Underwriting Profit Margin                -12.96%    -37.97%    -18.81%
Pre-Tax Operating Profit Margin                     5.76%    -19.39%      2.39%

(1) Reflects results for the twelve months ended December 31, 2002 for NCRIC and the latest available date for the Peer Group.
(2) Excludes practice management income and expense for NCRIC Group.

Source: Audited and unaudited financial statements, corporate reports and offering circulars.
        The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.13

        Gains and other miscellaneous income sources were limited for both, but were more significant for the Peer Group. Overall, the Company reported investment losses equal to 0.07% of assets versus investment gains averaging 0.35% on average for the Peer Group. While NCRIC's investment gains and losses were low on a net basis, sales activity within the portfolio was high by historical standards as losses realized on WorldCom bonds and other investments were substantially offset by gains realized on the sale of other securities. Other income was higher for NCRIC (3.75% of assets for the Company versus 1.28% of assets for the Peer Group), reflecting the proportionately larger contribution of NCRIC's practice management services to overall revenues.

     Expenses

        Offsetting the Company's modestly lower level of policy revenues were higher policy expenses relative to the Peer Group, both as a percent of average assets and total revenues. Specifically, policy expenses (i.e., losses and LAE) equaled 14.75% of average assets and 62.84% of total revenues for NCRIC versus 22.06% of average assets and 81.03% of total revenues for the Peer Group on average. Meanwhile, other expenses, primarily comprised of underwriting and other expenses, equaled 8.50% of average assets (36.18% of revenues) for the Company, which was above the average of 6.64% of average assets (22.74% of total revenues) for the Peer Group. The higher level of underwriting and other expense for NCRIC (i.e., expenses other than policy-related costs) is reflective of the large degree of revenue diversification represented by NCRIC MSO, which inflates the Company's overall cost structure in comparison to the Peer Group (who on average appear to have undertaken a lower level of revenue diversification outside of their respective core insurance underwriting businesses).

     Loss Ratio

        As referenced previously, a significant factor leading to NCRIC's higher operating returns is its comparatively lower loss ratio (policy expenses as a percent of net premiums earned), equal to 89.14% for NCRIC versus an average of 97.66% for the Peer Group. The lower loss ratio may be attributable to adverse industry trends including increasing claims severity (including the cost of defending claims), as well as an increase in the frequency of claims. While such trends have impacted NCRIC's operating results, NCRIC's insurance

RP Financial, LC.
Page 3.14

operations appear to have been less impacted than many other insurers, both inside and outside of its market. Additionally, NCRIC has been aggressive in raising premium rates over the last several years, which has tended to diminish the impact of rising policy expenses on the loss ratio.

     Expense Ratio

       The Company's expense ratio for the most recent twelve month period, equal to 27.14%, approximated the range exhibited by the Peer Group average (27.69%) and median (26.82%). As discussed in Section One, NCRIC's total expenses as well as the expense ratio have been subject to increase as a result of the following: (1) the effort to expand the insurance segment of NCRIC's business, both with respect to the overall number of policies in force and geographically; (2) geographic expansion outside of the District of Columbia and Maryland where NCRIC underwrites many of its policies directly has led to an increase in agent commissions; (3) NCRIC recorded a $1.2 million valuation allowance on a premium receivable which it determined to be uncollectible in fiscal 2002, and which is reflected in its underwriting expenses; and (4) guaranty fund assessments of $160,000 in fiscal 2001 and $228,000 in fiscal 2002 resulting from the insolvency of Reliance Insurance Company and PHICO Insurance, respectively.

     Combined Ratio

       The combined ratio, reflecting the sum of the loss and expense ratios, indicates that both NCRIC and the Peer Group report losses on underwriting operations, but that NCRIC's losses on underwriting operations are lower. Specifically, NCRIC's combined ratio of 116.28% was below the Peer Group average of 125.35%. NCRIC's lower combined ratio is primarily reflective of the Company's stronger core earnings in comparison to the Peer Group.

     Profit Margins

       The Company's profitability, as measured by the pre-tax underwriting profit margin and pre-tax operating profit margin, also reflect NCRIC's stronger profitability. The pre-tax underwriting loss equaled 16.28% for the Company versus an average loss of 25.35% for the Peer Group. The Company reported a positive pre-tax operating margin of 1.17% as compared to the average of loss of 5.24% reported by the Peer Group. As referenced earlier, the

RP Financial, LC.
Page 3.15

Company's operating results are supported by its favorable loss ratio and slightly higher level of investment income. Additionally, the operations of the practice management segment also contribute modestly to NCRIC's overall profitability.

     Taxes

       The Company recorded a net tax benefit in fiscal 2002 equal to 0.75% of assets, notwithstanding a positive pre-tax net income. The tax benefit reported in the most recent fiscal year is attributable to the impact of tax advantaged securities in the Company's portfolio, which created a tax loss for the year, notwithstanding positive pre-tax income levels reported for financial reporting purposes. Conversely, the Peer Group reported a tax benefit as a result of operating losses on average. The Peer Group reported an average tax benefit equal to 31%; NCRIC believes that the Company's effective tax rate may likely range from 25 to 35% of pre-tax income in the future, which approximates the range for the period from fiscal 1999 to fiscal 2001.

Analysis of Risk Factors

       Table 3.6 reflects a summary of risk factors for NCRIC in relation to the Peer Group. As discussed previously, NCRIC operates with a lower loss ratio (89.1% for the Company versus 97.7% for the Peer Group), while losses and LAE for the most recent twelve month period are relatively lower in comparison to policy reserves (20.5% for NCRIC versus an average of 30.8% for the Peer Group). Policy reserves as a percent of equity and assets are slightly below the Peer Group average while the tangible equity/assets ratio is above the Peer Group average, even on a pre-offering basis.

       The one area of underwriting risk to which the Company is subject to greater exposure is the Company's concentration in the District, a jurisdiction which has not experienced tort reform and where damage awards are typically high in comparison to areas of the country where the Peer Group companies operate. At the same time, such risks are mitigated by the experience that NCRIC has in this market coupled with historical and anticipated premium growth outside of the District.

RP Financial, LC.
Page 3.16

RP Financial, LC.
-----------------
Financial Services Industry Consultants

                                    Table 3.6
                            Analysis of Risk Factors
                               Peer Group Analysis
                     For the Most Recent Twelve Month Period

                                                                                        Peer Group Companies
                                                                          -------------------------------------------------
                                                                              Professional Liability Peer Group
                                                                          -------------------------------------------------
                                                                            American
                                                                           Physicians     FPIC
                                        NCRIC          Peer Group           Capital,   Insurance        Pro       SCPIE
                                     Group, Inc.   --------------------       Inc.       Group     Assurance  Holdings, Inc.
Peer Group Ticker Symbol             12/31/2002    Average      Median        ACAP       FPIC         PRA          SKP
                                     ----------    -------     --------       ----       ----         ---          ---
Primary Insurance Line                    PL                                   PL         PL            PL          PL

Losses and LAE as a % of (1)
----------------------------
Net Premiums Earned (Loss Ratio)          89.14%     97.66%      95.39%      102.75%      88.89%        95.39%      115.33%
Policy Reserves                           20.45%     30.83%      26.77%       32.67%      24.26%        26.77%       47.96%

Policy Reserves as a % of
-------------------------
Assets                                    64.74%     72.14%      71.14%       69.97%      62.75%        75.56%       72.67%
Equity                                   274.44%    406.10%     337.07%      264.34%     376.36%       433.95%      293.78%

A.M. Best, Inc. Rating(2)                 A-          B++         A-           A-         B++           A-            B+

                                     -------------------------------------------
                                           Workers Compensation Peer Group
                                     -------------------------------------------

                                       Argonaut                 Zenith
                                        Group       RTW, Inc.  National
Peer Group Ticker Symbol                 AGII         RTWI       ZNT
                                         ----         ----       ---
Primary Insurance Line                    WC           WC         WC

Losses and LAE as a % of (1)
----------------------------
Net Premiums Earned (Loss Ratio)          75.57%       126.07%    79.58%
Policy Reserves                           21.01%        22.08%    41.05%

Policy Reserves as a % of
-------------------------
Assets                                    71.14%        85.80%    67.10%
Equity                                   327.26%       809.97%   337.07%

A.M. Best, Inc. Rating(2)                   A            B-        A-


(1) Excludes practice management income and expense for NCRIC.

(2) Average and medians are calculated by assigning numbers to each of Best's ratings, calculating the average and median for the Peer Group, and converting those numbers back to the applicable Best's rating.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, A.M. Best website.
        The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.17

     NCRIC is rated "A-" by A.M. Best, Inc., a nationally recognized insurance company ratings firm. This rating is superior to three of the Peer Group companies, and comparable or below the remaining four companies. On average, the Peer Group companies A.M. Best rating are relatively comparable to NCRIC's "A-" rating.

Summary

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of NCRIC. Areas where substantial differences exist will be further addressed in the valuation section to follow.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

         This chapter presents the valuation analysis and methodology used to determine NCRIC's estimated pro forma market value. The valuation utilizes the market value approach to value incorporating the selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.

RP Financial Approach to the Valuation

         Employing the principles embodied in the pro forma market value approach, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. The valuation incorporates a "technical analysis" of recently completed stock offerings of other demutualized insurance companies, including the aftermarket trading of such offerings. In this regard, there has been limited activity with respect to insurance company demutualizations pursuant to the subscription model, so this analysis is given limited consideration in our overall valuation conclusion. It should be noted that these valuation analyses, based on either the Peer Group or recent insurance company demutualizations, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the process, at the request of the Board of Directors, RP Financial will: (1) review changes in the Company's operations and financial condition; (2) monitor the Company's operations and financial condition relative to the Peer Group to identify key fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for insurance stocks generally and medical professional liability and workers' compensation insurers specifically; and (4) monitor pending insurance company demutualizations, if any. If material changes should occur prior to closing the offering,

RP Financial, LC.
Page 4.2

RP Financial will, at the request of NCRIC, evaluate if updated valuation reports of the Company should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Company and for all insurance companies. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all insurance company stocks, including NCRIC, the market value of the stocks of medical professional liability insurers, or NCRIC's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial will incorporate the estimated impact into the valuation analysis.

Valuation Analysis

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, risk, primary market, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for insurance company stocks, in particular new issues, to assess the impact on value of NCRIC coming to market at this time.

1.       Financial Condition

         The financial condition of a company is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital and balance sheet composition in assessing investment attractiveness. The similarities and differences in the financial condition are noted below:

RP Financial, LC.
Page 4.3

         . Balance Sheet Composition. NCRIC maintains a higher ratio of cash and investments reflecting, in part, the impact of the recent issuance of trust preferred securities by the Company. Moreover, investment assets will increase for NCRIC in comparison to the Peer Group with the infusion of cash capital in conjunction with the stock conversion offering. Reinsurance assets are higher for the Company reflecting the Company's smaller size and capital base in comparison to the Peer Group. The reserve ratio is modestly lower for NCRIC while NCRIC's balance sheet reflects a greater level of debt following the issuance of trust preferred securities in December 2002.

         . Balance Sheet Liquidity. NCRIC's slightly higher proportional level of cash and investments, all of which are classified as available for sale, coupled with the infusion of the stock proceeds provides greater comparative balance sheet liquidity. Moreover, the ability to raise additional liquidity and/or capital will be enhanced as a result of the increased capitalization and full stock corporate structure resulting from the second step conversion.

         . Equity Capital. Currently, the Company operates with a comparable tangible equity ratio in comparison to the Peer Group average. The Company's much greater pro forma capital will provide greater opportunities for growth. At the same time, the higher equity will also initially reduce its present return on equity, but given its profitable position, its pro forma ROE will continue to compare favorably.

     On balance, we believe a moderate upward adjustment for the Company is warranted for financial condition.

2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a company's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.


         . Reported Earnings. NCRIC reported higher profitability, both in terms of the return on assets and return on equity measures, and as measured by the combined, underwriting and operating margins. In this regard, four of the seven Peer Group companies reported operating losses for the most recent twelve month period while the remaining three companies reported relatively modest profitability. While NCRIC and all the Peer Group companies have been impacted by the difficult market conditions

RP Financial, LC.
Page 4.4

              prevailing in the property and casualty markets generally, and particularly the professional liability and workers' compensation sectors, NCRIC will compare favorably on a pro forma basis relative to the whole group.

         . Earnings Growth Potential. Several factors were considered in assessing earnings growth potential, beyond the initial reinvestment of proceeds into investment securities. The higher expected pro forma capital position is expected to enable the Company to undertake future expansion, diversification and acquisitions in the future. In particular, NCRIC's comparably stronger capital in relation to the Peer Group will enhance the ability to expand while raising premium rates to profitable levels, particularly in targeted markets where other competitors are retrenching or withdrawing entirely. Practice management revenues comprise a greater portion of overall revenues for NCRIC than the Peer Group which may dampen earnings growth given the economic pressures which many physician practices are currently experiencing. Overall, we believe the Company's strong capital position, coupled with the impact of expansion and recent rate increases, among other factors, enhances NCRIC's earnings growth potential relative to the Peer Group.

         . Return on Equity. Four of the seven Peer Group companies have reported losses for the most recent twelve month period. While the Peer Group is estimated to have stronger earnings and ROE based on the consensus of analyst's estimated earnings, such estimates have historically been volatile and subject to change based on changing market conditions. Over the near term, prior to expected growth and full employment of the capital raised in the second step conversion offering, NCRIC's ROE will initially be depressed vis-a-vis the ratio which would have been reported absent the capital raised in the conversion, but it still compares favorably to the overall peer group.

      Overall, we concluded a moderate upward valuation adjustment for profitability, growth and viability of earnings was appropriate.

3.    Risk Assessment

      NCRIC operates with a favorable loss ratio while policy expenses as a percent of average assets are comparable to the Peer Group average. Policy reserves as a percent of equity and assets are slightly below the Peer Group average. NCRIC's A.M. Best ratings were consistent with the ratings range of the Peer Group, generally falling within the middle of the range. Management has indicated that policy reserves are at the upper end of the actuarial range, and historically, has realized through favorable loss development relative to reserves.

RP Financial, LC.
Page 4.5

         A material portion of the Company's revenues are derived from physicians in the District of Columbia, where efforts to introduce tort reform have not been successful to date, and there is a high frequency and severity of claims in relation to the national average. At the same time, the Company is familiar with the risks in its market and has put processes and procedures in place to mitigate such risks. The Company has increased its risk retention pursuant to its recently negotiated reinsurance treaty which may enhance profitability while potentially increasing earning volatility in comparison to the Peer Group.

         On balance, we believe a slight upward adjustment is warranted for this factor.

4.       Primary Market and Growth

         NCRIC is believed to be the leading medical professional liability insurer in Washington, D.C. but faces a shrinking market. While suburban areas have been growing at a considerably faster pace, the Company's market share in those areas is comparatively smaller. In response to the foregoing characteristics, as well as fundamental changes occurring in the healthcare market, the Company is actively expanding geographic markets served as well as revenue sources. As discussed in the section addressing the comparative balance sheet and operations of NCRIC and the Peer Group companies, NCRIC has achieved higher growth in assets and overall revenues over the last several years. Importantly, such growth has been facilitated by withdrawal from the market by several major competitors and retrenchment (i.e., many insurers are not accepting new customers or otherwise shrinking) by many others.

         On balance, we believe a moderate upward adjustment is warranted for this factor.

5.       Dividends

         While the Board has not yet adopted a cash dividend policy, NCRIC's pro forma capitalization and profitability appear to position the Company to have greater capacity to pay cash dividends. The Company's dividend policy will be based on a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP Financial, LC.
Page 4.6

         Only one of the Peer Group companies pay a regular cash dividend (SCIPIE Holdings pays a $0.40 per share annual dividend which translates into a 6.73% dividend yield). On balance, we believe that NCRIC's higher current earnings level and stronger capitalization on a pro forma basis will enhance its dividend paying capacity in relation to the Peer Group. Primarily as a result of the Company's greater capacity to pay a dividend and taking into consideration that only Peer Group company has a regular dividend policy in place, we concluded that a slight upward adjustment was warranted for purposes of dividends relative to the Peer Group.

6.       Liquidity of the Shares

         The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on either the New York exchange or the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $24 million to $650 million as of March 11, 2003, with average and median market values of $231 and $169 million, respectively. The shares issued and outstanding to shareholders of the Peer Group members ranged from approximately 8.7 to 28.5 million, with average and median shares outstanding of approximately 15.2 million and 10.3 million, respectively. The Company's stock offering is expected to result in public shares outstanding and market capitalization which will be below the range exhibited by the Peer Group average and median. Additionally, the number of shares outstanding will be lower than all of the Peer Group companies on an individual basis while the pro forma market capitalization will be below all but one of the Peer Group companies on an individual basis. Overall, we concluded that a moderate downward adjustment was warranted for this factor.

7.       Marketing of the Issue

         Two separate markets exist for insurance company stocks: (1) the after-market for public companies in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; and (2) the new issue market in which demutualizing insurers are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock

RP Financial, LC.
Page 4.7

trading history. Both of these markets were considered in the valuation of the Company's to-be-issued stock.

           A. The Public Market

              The value of publicly-traded insurance company stocks, i.e., those which are listed on an exchange or on NASDAQ, is easily measurable, and is tracked by investment firms, related organizations and by electronic means. In general, the stocks of insurance companies react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.

              In terms of assessing general stock market conditions, the major stock exchange indices declined for a third consecutive year during 2002, with the Dow Jones Industrial Average ("DJIA") posting its worst year since 1977. Notable factors that contributed to the decline in the broader stock market included corporate fraud, a weak economic recovery and disappointing earnings. Geopolitical tensions added to the selling pressure, particularly during the latter part of 2002 amid escalating war talk with Iraq. The weak economy and fraudulent accounting combined to produce seven of the twelve largest U.S. bankruptcies ever in 2002, including such names WorldCom, the biggest bankruptcy of all time based on assets, Enron Corp., Conseco Inc. UAL Corp. and Kmart Corp. The financial services sector was also hurt by scandal and fraud, especially with respect to some of the large money center banks such as Citigroup Inc. and J.P. Morgan Chase & Co. Additionally, there have been some notable insolvencies within the insurance sector with the bankruptcy of Conseco being the most prominent. Within the medical professional liability sector, The MIIX Group has recently been restructured as a management company while a number of mutuals which dominate this industry have become insolvent (i.e., PHICO and Doctors Insurance Reciprocal) or had their ratings substantially downgraded.

              The lackluster performance of the economy couple with a tense international environment including a looming war with Iraq and heightening tensions on the Korean peninsula continued to weigh heavy on the equity markets during the first two months in 2003. In this regard, the major market indices including the DJIA, the S&P 500 Index and the NASDAQ Index all traded lower during the first two months of 2003.

RP Financial, LC.
Page 4.8

          On March 11, 2003, the DJIA closed at 7524.06, a decrease of 10% since the beginning of the year and 29% below its close one year earlier (see the chart included as Table 4.1).



          Similar to the overall stock market, the stocks of insurance company stocks have generally traded lower over the past year. The lackluster economy, which has dampened demand, coupled with an increasing loss and combined ratio has led to weakness in the sector. Additionally, investment earnings continue to weaken in response to interest rate reductions by the Federal Reserve.

                                   Table 4.1
               Dow Jones Industrial Index and S&P Insurance Index

                                     [GRAPH]

     B.   The New Issue Market

          In addition to stock market conditions for insurers in general, the new issue market for demutualizing insurers is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock insurers in that the pricing ratios (primarily price/book and

RP Financial, LC.
Page 4.9

price/earnings) for demutualizing issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the stock offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of demutualizing and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a demutualizing insurer, particularly those employing the thrift subscription method, will typically result in a discount to tangible book value as it is mathematically impossible for a converting company with positive equity to be priced at a premium to book value

                  Given the relatively unique characteristics of a demutualization of an insurance company, we believe it is appropriate to consider the characteristics of comparable recent transactions. The number of demutualized insurance company issues which are publicly traded is relatively limited. Table 4.2 shows the financial and pricing characteristics of selected demutualized insurers completing their demutualization transactions since 1995. We have also included comparable ratios for Mutual Assurance, Inc., which was demutualized in 1991, since it is a medical professional liability specialist and included in the Peer Group (currently known as ProAssurance, Inc.). The average and median pro forma P/TB ratios for the nine property and casualty insurers completing demutualizations was 95.9% and 72.3%, respectively. The average and median pro forma price/earnings ("P/E") based on core earnings equaled 9.6 times and 8.9 times, respectively.

                  The most recent completed demutualization involved Prudential Financial, Inc. which completed its offering in December 2001, raising $3.4 billion of common equity at an issue price of $27.50 per share while distributing 582.8 million shares to policyholders. Prudential Financial's pro forma price/book ("P/B") and P/E ratios equaled 79.8% and 13.0 times, respectively, and the issue closed at $29.30 per share on the first day of trading and $30.17 per share after the first week of trading.

                  As detailed in Table 4.2 and summarized in the schedule below, there have been five demutualizations of medical professional liability insurers since 1991 which were subsequently publicly traded. Mutual Assurance demutualized with a relatively high pro forma

RP Financial, L.C.
Page 4.10

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 4.2
                      Selected Demutualization Transactions
         Offering Values Over $10 Million for US Headquartered Companies

                                    AM                  Demutual                 Aggregate Value      Shares Issued
                                                                                 ---------------  --------------------------
                                    Best             Deal Structure      Demut   Initial          Shrs. Dist            Exrcs
                                                     --------------
                                   Rating  Main              IPO       Closing     Mkt    Gross       To      Offerin  Over-  Issue
Ticker Company                     @ IPO   Lines     Form  Struct.       Date      Cap    Prcds   Insureds(6)  Shares  allot. Price
------ -------                     -----   -----     ----  -------       ----    ------  ------  ------------ ------- ------  -----
                                                                                 ($Mil)   ($Mil)     (000)      (000)         ($)
Property & Casualty
-------------------
 ACAP  AP Capital, Inc., MI(1)        A-   Med Liab  Full Subscr       12/08/00 $   155  $  145        -       11,450   Yes  $ 13.50

 MHU   The MIIX Grp, Inc., NJ         A    Med Liab  Full Distribution 08/04/99 $   218  $   47   12,669        3,450   Yes  $ 13.50

 NCRI  NCRIC Grp, Inc., DC (2)        A-   Med Liab  MHC  Subscr       07/29/99 $    26  $   10        -        1,480    No  $  7.00

 SHSE  Summit Hldgs SE, FL (3)        N/A  Wrkr Cmp  Full Pfd/Com      05/01/97 $    63  $   63        -        5,750   Yes  $ 11.00

 OGGI  Old Guard Grp, Inc., PA        A-   P/C-Mix   Full Subscr       02/01/97    N.A.  $   40        -        3,955    No  $ 10.00

 SKP   SCPIE Hldgs, CA                A    Med Liab  Full Distribution 01/01/97 $   224  $   42    9,995        2,300   Yes  $ 18.25

 FFH   Farm Fam Hldgs, Inc., NY       A-   P/C-Agr   Full Distribution 07/01/96 $    85  $   48    2,254        3,000   Yes  $ 16.00

 AFC   Allmerica Fin Corp., MA        A+   PC-Mix    Full Distribution 10/16/95 $ 1,053  $  265   37,498       12,636   Yes  $ 21.00

 MAI   Medical Assur, Inc., AL        NA   Med Liab  Full (4)          09/01/91    N.A.  $   81       (4)       7,818   Yes  $  6.50



Life and Health
---------------
 PRU   Prudential Financial, Inc.(7)  A    Life/Hlth Full Distribution 12/13/01 $16,027  $3,479  582,800      126,500   Yes  $ 27.50

 ATH   Anthem, Inc.                   A-   Life/Hlth Full Distribution 10/30/01 $ 3,711  $1,987   47,888       55,200   Yes  $ 36.00

 PFG   Principal Financial Group      A+   Life/Hlth Full Distribution 10/23/01 $ 6,943  $2,128  260,314      115,000   Yes  $ 18.50

 PNX   The Pheonix Cos., NY           A    Life/Hlth Full Distribution 06/20/01 $ 1,838  $  854   56,200       48,800    No  $ 17.50

 JHF   J Hancock Fin Srvcs, NY        A++  Life/Hlth Full Distribution 01/27/00 $ 5,899  $1,994  229,700      117,300   Yes  $ 17.00

 MET   MetLife, Inc., NY (5)          A+   Life/Hlth Full Distribution 04/05/00 $11,203  $4,165  493,903      292,300   Yes  $ 14.25

 SFG   StanCorp Fin Grp, OR           A    Life/Hlth Full Distribution 04/21/99 $   806  $  361   18,718       15,209   Yes  $ 23.75

 MNY   MONY Grp, Inc., NY             A-   Life/Hlth Full Distribution 11/11/98 $ 1,063  $  304   34,300       12,938   Yes  $ 23.50

 GUAR  Guarantee Life Cos., NE        A    Life/Hlth Full Distribution 12/01/95 $   130  $   37    7,069        2,875   Yes  $ 13.00

                                                                                                                       After-Market

                                                                                                                       Price Change
                                        Pro Forma Financial Ratio              Pro Forma Pricing Ratios               Vs. IPO Price
                                      ----------------------------    --------------------------------------------   ---------------
Ticker Company                         E/A     Tg.   E/ROA     ROE    P/E     P/CE    P/B     P/TB    P/Rev    P/A    %   %      %
------ -------                        ----    ----   -----     ---    ----     ---   ----     -----    ---      --    --  --     --
                                       (%)     (%)    (%)      (%)    (x)     (x)    (%)      (%)      (%)     (%)   (%)  (%)   (%)
Property & Casualty
-------------------
 ACAP  AP Capital, Inc., MI(1)        38.1%   36.3%  1.80%    4.74%   3.6x    8.9x   42.9%    45.0%   69.7%  16.1%    1%   13%  26%

 MHU   The MIIX Grp, Inc., NJ         21.0%   21.0%  1.82%    8.67%   7.0x   17.5x   58.6%    58.6%   82.2%  12.6%   13%   25%  21%

 NCRI  NCRIC Grp, Inc., DC (2)        26.8%   24.1%  2.00%    7.45%   9.2x    9.2x   68.5%    78.7%  103.4%  18.4%    8%    9%  11%

 SHSE  Summit Hldgs SE, FL (3)        15.9%    7.5%  1.72%   10.82%   6.5x    6.5x   92.1%   267.6%   37.4%  11.8%    31%  34%  68%

 OGGI  Old Guard Grp, Inc., PA        39.4%   39.4%  1.89%    4.78%   N.M.   12.3x   59.0%    59.0%   61.7%  40.6%   44%   39%  46%

 SKP   SCPIE Hldgs, CA                39.3%   39.3%  3.46%    8.79%   8.3x    8.3x   72.2%    72.2%  129.7%  28.4%   14%   18%  21%

 FFH   Farm Fam Hldgs, Inc., NY       36.5%   36.5%  3.11%    8.52%   9.8x   10.4x   83.3%    83.3%   62.3%  30.4%    8%   19%  14%

 AFC   Allmerica Fin Corp., MA         8.2%    8.2%  0.76%    9.27%   7.8x    7.3x   72.3%    72.3%   32.7%   6.1%   21%   24%  18%

 MAI   Medical Assur, Inc., AL        29.1%   29.1%  5.20%   20.54%   6.1x    6.1x  126.0%   126.0%      NA  31.6%    2%    3%   2%

Life and Health
---------------
 PRU   Prudential Financial, Inc.      7.0%    7.0%  0.44%    6.36%  13.0x   13.0x   79.8%    79.8%   59.0%   5.5%    7%   10%  12%

 ATH   Anthem, Inc.                   32.5%   24.7%  5.72%   17.62%  10.6x   10.6x  186.6%   245.2%   35.7%  60.6%   14%   22%  41%

 PFG   Principal Financial Group       7.9%    6.5%  5.50%    6.94%  14.6x   14.6x  100.8%   123.2%   80.3%   8.0%   14%   19%  21%

 PNX   The Pheonix Cos., NY           11.2%    7.1%  0.44%    4.39%  19.7x   19.7x   76.9%   121.7%   61.4%   8.6%   -4%    0%   1%

 JHF   J Hancock Fin Srvcs, NY         8.6%    8.6%  0.60%    6.96%  12.0x   12.0x   83.8%    83.8%   77.3%   7.2%    4%    0%  -3%

 MET   MetLife, Inc., NY (5)           6.2%    5.9%  0.41%    6.62%  11.8x   11.8x   77.7%    77.7%   44.1%   5.0%    9%   14%  23%

 SFG   StanCorp Fin Grp, OR           16.6%   16.6%  1.43%    8.61%  10.2x   10.2x   88.4%    88.4%   62.9%  14.7%   -3%   -2%  -3%

 MNY   MONY Grp, Inc., NY              6.9%    6.9%  0.52%    7.55%   8.3x    8.3x   62.5%    62.5%   53.8%   4.3%   20%   31%  21%

 GUAR  Guarantee Life Cos., NE        15.4%   15.4%  1.04%    6.75%   9.5x    9.5x   64.9%    64.9%   45.8%  10.1%   22%   24%  27%

(1) Core earnings and ROA and ROE ratios reflect adjustment to exclude a significant one-time income tax recovery.
(2) Approximately 2.22 million shares were issued to the MHC concurrent with the subscription and public offering.
(3) $16.4 million of preferred stock was distributed to the mutual policyholders.
(4) Reflects pricing of shares in the public offering. Shares distributed to policyholders totaled 6.1 million and 2.0 million; additional shares were subscribed for at a price of $10.00 per share.
(5) Excludes concurrent offering of 17.5 million equity security units for a gross offering of $875 million, plus a full overallotment of $131.5 million (consists of contract to purchase shares and an 8% capital security issued by a MetLife trust.
(6) The demutualization transaction may have also included cash payments to some or all policyholders.
(7) Earnings reflects analyst's consensus estimates of approximately $2.20 per share for fiscal 2002, which equals approximately $1.3 billion.

RP Financial, LC.
Page 4.11

P/B ratio (126.0%) but at a low pro forma P/E multiple (6.07 times). The most recent demutualization, and perhaps the most relevant transaction since it was consummated pursuant to the subscription conversion model, was undertaken by AP Capital. AP Capital completed its offering in December 2000 at a level of 3.6 times earnings, 8.9 times core earnings, and 45.0% of pro forma tangible book value.

                       Pro Forma Pricing of Demutualizing
                     Medical Professional Liability Insurers
                    (Includes Publicly-Traded Companies Only)

                                                     At Initial Public Offering
                                                   -----------------------------
                                    Issue Date     P/TB      P/Core       Price
                                    ----------     ----      ------      -------
Completed
---------
AP Capital                           Dec. 8, 2000   45.0%     8.9x        $13.50
The MIIX Group                        August 1999   58.6%    17.5x        $13.50
NCRIC Group                             July 1999   78.7%     9.2x        $ 7.00
SCPIE Holdings (SKP)                    Jan. 1997   72.2%     8.3x        $18.25
Mutual Assurance, Inc. (MAIC)          Sept. 1991  126.0%     6.1x        $ 6.50

Source:  Public filings and RP Financial calculations.

            C. Secondary Offering by ProAssurance, Inc.

               The second step stock offering of a converting mutual insurance holding company is somewhat different than the full conversion transactions cited above. In this regard, NCRIC has already sold a portion of the stock to the public (approximately 40% is currently in public hands) and thus, will sell only the 60% of the shares currently held by the MHC. Thus, the second step conversion transaction has characteristics which are similar to a secondary offering of common stock by an existing public company. Given these the similarity between the second step transaction of a mutual holding company and a secondary offering of an existing public company, we believe that the methodology employed by the investor community to evaluate the public shares being sold by the MHC may be similar to the methodology employed to evaluate a secondary offering by an insurance company.

                One of the Peer Group companies, ProAssurance, Inc., has recently completed a secondary offering of common stock. It is our understanding that ProAssurance raised the new

RP Financial, LC.
Page 4.12

capital with many of the same objectives as NCRIC; to provide the capital to grow at a time when premiums rates are rising and many competitors are retrenching or withdrawing from certain markets altogether as a result of rising losses. ProAssurance completed its secondary offering on November 7, 2002, with the overallotment provision exercised as of December 4, 2002. The offering was completed at the market price as of the close of trading as of November 7, 2002 (i.e., there was not discount to the market price) and resulted in the issuance of 3.0 million shares at a price of $16.55 per share, providing gross proceeds of $50.1 million (see Table 4.3 for details). The new shares issued represented 11.7% of the pre-offering shares and were sold at 25.5 times analyst's estimated earnings for fiscal 2003 and at a pro forma price/tangible book value ratio equal to 106.1%. Importantly, notwithstanding the issuance of the shares, ProAssurance's stock price has subsequently trended upward, and closed at $22.81 per new share as of March 11, 2003, which represents a 38% increase from the date the secondary offering was completed.

            D. Second Step Conversions by Thrift Mutual Holding Companies

               Many thrift institutions have reorganized into the mutual holding company structure since 1988, and the first second step stock offering was completed in 1994. Since that time, a total of 46 mutual thrift holding companies have completed a second step conversion. Given the large number of such transactions and the fact that they occur on a regular basis, can provide useful insights into NCRIC's forthcoming second step transaction as we believe the investor community will apply a similar valuation methodology as it employs in evaluating second step transactions by thrift institutions.

               Table 4.4 sets forth the key characteristics of second step conversion transactions by thrift institutions since the beginning of 2000. Most recently, four second step conversion transactions were completed in early 2003, and reflected average pricing ratios equal to 99.2% of pro forma book value and
17.1 times earnings. Importantly, the second step conversions by thrift institutions are typically completed at relatively high P/B ratios in comparison to full conversion transactions as the amount of capital raised is typically lower (since only a fraction of the shares are sold to the public) which provides for the ability to increase ROE more rapidly.

RP Financial, LC.
Page 4.13

                                    Table 4.3
                               Key Characteristics
                      ProAssurance Secondary Stock Offering

                                                         Offering      Gross
Shares Offered and Gross Proceeds              Shares      Price      Proceeds
---------------------------------              ------      -----      --------
                                                (000)       ($)        ($000)
Offering Shares Issued at Closing               2,650      $16.55     $43,858
Over-Allotment Option                             375      $16.55     $ 6,206
                                                -----      ------     -------
   Total Shares Issued                          3,025      $16.55     $50,064


Shares Sold % of Pre-Offering Shares
------------------------------------
New Shares Sold to the Public                               10.25%
Over-Allotment Option                                        1.45%
                                                           ------
   Total Shares Sold                                        11.70%


Pro Forma Pricing Ratios
------------------------
Pro Forma P/E - Reported Earnings                           36.78x
Pro Forma P/E - Analyst Estimated Earnings                  25.46x
Pro Forma P/B                                               100.9%
Pro Forma P/TB                                              106.1%


                                     GRAPH

RP Financial, LC.
Page 4.14

                                    Table 4.4
                        Pro Forma Pricing Characteristics
           Second Step Conversions By Savings Institutions Since 2000

====================================================================================================================
        Institutional Information              Pre-Conversion Data       Offering Information  Insider Purchases(3)
                                           -----------------------------
                                           Financial Info. Asset Quality
--------------------------------------------------------------------------------------------------------------------
                                                                                              Benefit Plans
                                                                                              -------------
                              Conversion           Equity/  NPAs/  Res.   Gross  % of  Exp./         Recog.  Mgmt.&
Institution           State   Date   Ticker Assets Assets  Assets  Cov.   Proc.  Mid.  Proc.  ESOP   Plans   Dirs.
-----------           -----   ----   ------ ------ ------  ------  ----   -----  ----  -----  ----   -----   -----
                                            ($Mil)  (%)    (%)(2)  (%)   ($Mil.) (%)    (%)   (%)     (%)     (%)
--------------------------------------------------------------------------------------------------------------------
First Niagara Fin.
 Group, Inc.           NY*  01/21/03  FNFC  $3,291  10.02%  0.42%  102%   410.0  100%   N.A.  5.0%    4.0%    0.3%
Wayne Savings
 Bncshrs, Inc.         OH*  01/09/03  WAYN     337   8.02%  0.89%   22%    20.4  100%   7.3%  8.0%    4.0%    4.5%
Sound Federal
 Bancorp, Inc.         NY   01/07/03  SFFS     673   9.84%  0.16%  268%    77.8  132%   2.3%  8.0%    4.0%    0.9%
Bridge Street
 Financial, Inc.       NY*  01/06/03  OCNB     179   9.58%  0.45%  133%    15.1  104%   4.2%  0.0%    4.0%    1.4%
--------------------------------------------------------------------------------------------------------------------
                          Averages - 2003:  $  426   9.71%  0.31%  201%  $ 46.5  118%   3.2%  4.0%    4.0%    1.2%
                           Medians - 2003:  $  426   9.71%  0.31%  201%  $ 46.5  118%   3.2%  4.0%    4.0%    1.2%
--------------------------------------------------------------------------------------------------------------------
Citizens South
 Banking Corp.         NC*  10/01/02  CSBC     439   9.94%  0.71%   96%    52.6  132%   2.4%  2.0%    4.0%    2.6%
Brookline Bancorp,
 Inc.                  MA*  07/10/02  BRKL   1,138  26.20%  0.14%  190%   337.2  132%   1.3%  0.0%    4.0%    0.6%
Willow Grove
 Bancorp, Inc.         PA*  04/04/02  WGBC     644   9.78%  0.75%   93%    64.1  132%   2.5%  8.0%    4.0%    1.8%
--------------------------------------------------------------------------------------------------------------------
                          Averages - 2002:  $  740  15.31%  0.53%  126%  $151.3  132%   2.1%  3.3%    4.0%    1.7%
                           Medians - 2002:  $  644   9.94%  0.71%   96%  $ 64.1  132%   2.4%  2.0%    4.0%    1.8%
--------------------------------------------------------------------------------------------------------------------
PHSB Financial Corp.   PA*  12/21/01  PHSB     290  11.55%  0.19%  269%  $ 22.0  112%   3.7%  8.0%    4.0%    2.3%
Fidelity Bankshares,
 Inc.                  FL*  05/15/01  FFFL   1,924   4.83%  0.26%   98%  $ 87.0  112%   2.3%  6.0%    4.0%    0.8%
--------------------------------------------------------------------------------------------------------------------
                          Averages - 2001:  $1,107   8.19%  0.23%  184%  $ 54.5  112%   3.0%  7.0%    4.0%    1.6%
                           Medians - 2001:  $1,107   8.19%  0.23%  184%  $ 54.5  112%   3.0%  7.0%    4.0%    1.6%
--------------------------------------------------------------------------------------------------------------------
FloridaFirst
 Bancorp, Inc.         FL   12/22/00  FFBK  $  582  10.49%  0.17%  438%  $ 31.5  115%   3.5%  8.0%    4.0%    2.5%
Finger Lakes
 Financial Corp.       NY   11/13/00  FLBC     307   6.43%  0.23%  337%    16.2  122%   5.3%  8.0%    4.0%    4.0%
Waypoint Financial
 Corp.                 PA*  10/12/00  WYPT   4,518   6.01%  0.38%  127%   195.5   85%   5.7%  8.0%    0.0%    2.0%
                          Averages - 2000:  $1,802   7.64%  0.26%  301%  $ 81.1  107%   4.8%  8.0%    2.7%    2.8%
====================================================================================================================
                           Medians - 2000:  $  582   6.43%  0.23%  337%  $ 31.5  115%   5.3%  8.0%    4.0%    2.5%
====================================================================================================================

======================================================================================================
        Institutional Information                           Pro Forma Data
                                            ---------------------------------------------
                                              Pricing Ratios(4)    Financial Charac.
------------------------------------------------------------------------------------------------------
                                                                                              Elapsed

                              Conversion            Core                               IPO    Time as
Institution           State   Date   Ticker  P/TB  P/E(5)   P/A    ROA   TE/A   ROE   Price    an MHC
-----------           -----   ----   ------  ----  ------   ---    ---   ----   ---   -----   --------
                                              (%)    (x)    (%)    (%)    (%)   (%)    ($)    (Months)
------------------------------------------------------------------------------------------------------
First Niagara Fin.
 Group, Inc.           NY*  01/21/03  FNFC  124.8%  19.5x  19.4%   1.0%  15.5%  6.4%  $10.00     nm
Wayne Savings
 Bncshrs, Inc.         OH*  01/09/03  WAYN   89.4%  17.7x  11.0%   0.6%  12.3%  4.6%   10.00     nm
Sound Federal
 Bancorp, Inc.         NY   01/07/03  SFFS  110.9%  16.1x  17.9%   1.1%  16.1%  6.9%   10.00     51
Bridge Street
 Financial, Inc.       NY*  01/06/03  OCNB   87.4%  18.1x  13.9%   0.8%  16.1%  4.8%   10.00     42
------------------------------------------------------------------------------------------------------
                          Averages - 2003:   99.2%  17.1x  15.9%   0.9%  16.1%  5.8%  $10.00     46
                           Medians - 2003:   99.2%  17.1x  15.9%   0.9%  16.1%  5.8%  $10.00     46
------------------------------------------------------------------------------------------------------
Citizens South
 Banking Corp.         NC*  10/01/02  CSBC  108.7%  23.6x  18.6%  79.0%  17.1%  4.6%   10.00     54
Brookline Bancorp,
 Inc.                  MA*  07/10/02  BRKL   94.9%  22.1x  40.2%   1.8%  42.4%  4.3%   10.00     52
Willow Grove
 Bancorp, Inc.         PA*  04/04/02  WGBC   96.6%  24.1x  16.1%   0.7%  16.7%  4.0%   10.00     39
------------------------------------------------------------------------------------------------------
                          Averages - 2002:  100.1%  23.3x  25.0%  27.2%  25.4%  4.3%  $10.00     48
                           Medians - 2002:   96.6%  23.6x  18.6%   1.8%  17.1%  4.3%  $10.00     52
------------------------------------------------------------------------------------------------------
PHSB Financial Corp.   PA*  12/21/01  PHSB   67.2%  14.6x  11.3%   0.8%  16.9%  4.6%  $10.00     53
Fidelity Bankshares,
 Inc.                  FL*  05/15/01  FFFL   93.1%  19.9x   7.9%   0.4%   8.3%  4.7%   10.00     88
------------------------------------------------------------------------------------------------------
                          Averages - 2001:   80.2%  17.3x   9.6%   0.6%  12.6%  4.7%  $10.00     71
                           Medians - 2001:   80.2%  17.3x   9.6%   0.6%  12.6%  4.7%  $10.00     71
------------------------------------------------------------------------------------------------------
FloridaFirst
 Bancorp, Inc.         FL   12/22/00  FFBK   63.8%  12.2x   9.1%   0.7%  14.2%  5.2%  $10.00     21
Finger Lakes
 Financial Corp.       NY   11/13/00  FLBC   72.9%  16.4x   7.5%   0.5%  10.3%  4.5%    7.00     72
Waypoint Financial
 Corp.                 PA*  10/12/00  WYPT   97.6%  12.0x   8.3%   0.7%   8.4%  8.1%   10.00     81
                          Averages - 2000:   78.1%  13.5x   8.3%   0.7%  11.0%  5.9%  $ 9.00     58
======================================================================================================
                           Medians - 2000:   72.9%  12.2x   8.3%   0.7%  10.3%  5.2%  $10.00     72
======================================================================================================

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1)  Non-OTS regulated thrift.
(2)  As reported in summary pages of prospectus.
(3)  Reflects purchases in second step offering as reported in prospectus.
(4)  Does not take into account the adoption of SOP 93-6.
(5)  Excludes impact of special SAIF assessment on earnings.
(6)  Latest price if offering less than one week old.
(7)  Latest price if offering more than one week but less than one month old.
(8)  Simultaneously converted to commercial bank charter.

                                                               February 21, 2003

RP Financial, LC.
Page 4.15

          E. Trading in NCRIC Group's Stock

             Since NCRIC Group's minority stock currently trades under the symbol "NCRI" on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. NCRIC Group had a total of 3,708,399 shares issued and outstanding at March 11, 2003, of which 1,488,399 were held by public shareholders and were traded as public securities. As of March 11, 2003, NCRIC Group's closing stock price was $16.02 per share. There are significant differences between NCRIC Group's minority stock (currently being traded) and the conversion stock that will be issued by NCRIC Group. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), and a different return on equity for the conversion. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall market for insurance companies, the new issue market as well as the market for secondary common stock offerings, both by comparable insurance companies and thrift mutual holding companies. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Organization and Management

     Under the current management team, the Company has been effective in consummating various growth and product diversification strategies while minimizing risk exposure. The Peer Group companies consist of relatively large seasoned public companies with relatively deep and competent management teams as well. However, NCRIC's relatively strong financial performance in the context of a very difficult market environment, notwithstanding its concentration in the District, leads us to conclude with a slight upward adjustment for this factor.

RP Financial, LC.
Page 4.16

9.   Regulatory Environment

     Both NCRIC and the Peer Group companies operate in a regulated industry with oversight typically provided by state insurance regulators, generally within the framework of guidelines established by state law and the National Association of Insurance Commissioners. NCRIC appears to maintain good relations with its regulators and the Peer Group companies are not subject to operating restrictions of which we are aware. The one difference noted between NCRIC and the Peer Group was with respect to the status of tort reform in the District where there appears to be little if any momentum toward legislative change in this regard whereas many of the states where the Peer Group companies operate have approved tort reform measures. Offsetting the impact of this factor is that most of NCRIC's growth is occurring in jurisdictions outside of the District. In this regard, Virginia has implemented liability caps and the West Virginia legislature recent passed a bill that would limit damages in medical malpractice lawsuits and grant physicians tax credits on high insurance premiums among other benefits.

     On balance, we believe no adjustment is warranted for this factor.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should be discounted relative to the Peer Group as follows:

     Key Valuation Parameters                               Valuation Adjustment

     Financial Condition                                    Moderate Upward
     Profitability, Growth and Viability of Earnings        Moderate Upward
     Risk Assessment                                        Slight Upward
     Primary Market and Growth                              Moderate Upward
     Dividends                                              Moderate Upward
     Liquidity of the Shares                                Moderate Downward
     Marketing of the Issue                                 Moderate Downward
     Organization and Management                            Slight Upward
     Regulatory Environment                                 No Adjustment

RP Financial, LC.
Page 4.17

Valuation Approaches

     In applying the pro forma market value approach, we considered the four key pricing ratios in valuing NCRIC's to-be-issued stock - price/earnings ("P/E"), price/book ("P/B"), price/revenue ("P/Rev") and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock offering proceeds. In computing the pro forma impact of the second step conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in NCRIC's prospectus for the effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-2 and IV-3). In addition, we have incorporated a 4.50% pre-tax reinvestment rate to the reinvestable cash proceeds, which is consistent with the anticipated return based on the near term use of proceeds. The assumptions utilized in the pro forma analysis in calculating the Company's value pursuant to a second step conversion transaction are described more fully below.

        . Offering Expenses. Total offering expenses have been assumed to range from $1.3 million at the midpoint to $1.6 million at the supermaximum of the offering range, consistent with the prospectus.

        . Effective Tax Rate. The Company, in consultation with its outside auditors, has determined the marginal effective tax rate on the net reinvestment benefit of the offering proceeds to be 34% based on the statutory Federal income tax rate.

        . Reinvestment Rate. The pro forma section in the prospectus incorporates a 4.50% reinvestment rate on the new cash, which is equivalent to the approximate rate available in the current market on the mix of investments in which the Company plans to deploy the conversion proceeds.

        . Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the Employee Stock Ownership Plan ("ESOP") and Stock Award Plan ("Stock Award Plan"), are consistent with the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 5% of the stock in the offering at the initial public offering price, with the ESOP expensed on a straight-line basis over 20 years. The Stock Award Plan is assumed to purchase 4% of the stock in the offering at the initial public offering price, with the Stock Award Plan cost expensed on a straight line basis in conjunction with the 5 year vesting schedule.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent demutualizations.

RP Financial, LC.
Page 4.18

     RP Financial's valuation placed an emphasis on the following:

        . P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities and notwithstanding the differences between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for the Company and the Peer Group have been adversely impacted by current market conditions, we have been required to rely on other valuation benchmarks more heavily.

        . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of the equity securities of insurance companies, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds, potentially over an extended period of time. RP Financial considered the P/B approach to be a reliable indicator of value given current market conditions, particularly the market for recent demutualizations. RP Financial also considered price/tangible book, which adjusts for intangible assets, particularly goodwill.

        . P/Revenues Approach. P/Revenue ratios have also been considered a benchmark of trading value. A benefit of the revenues approach is that it is not significantly impacted by the offering proceeds, unlike the earnings and book value approaches. At the same time, investors tend to focus more heavily on overall net earnings levels and future earnings prospects rather than the magnitude of overall revenues.

        . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors do not place significant weight on the size of total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings, which have received greater weight in our valuation analysis.

     Trading of NCRI stock. Converting institutions generally do not have stock outstanding. NCRIC, however, has public shares outstanding due to the mutual holding company form of ownership. Since NCRI is currently traded on the NASDAQ, it is an indicator of investor interest in NCRIC's conversion stock and therefore we cannot ignore market expectations. At the same time, the investment community typically does not have full information access and appraisal expertise. Based on the March 11, 2003 stock price of $16.02 per share and the 3,708,399 shares of the Company's stock issued and outstanding, the implied market value of $59.4 million was considered. However, since the post-conversion stock will have different

RP Financial, LC.
Page 4.19

characteristics than the minority shares today, and since pro forma information and appraised value determined herein has not been publicly disseminated to date, the current trading price of NCRI cannot be relied upon as an accurate determinant of value.

     The Company has adopted Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the four valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of March 11, 2003, the aggregate pro forma market value of the Company's conversion stock was $50,115,500 at the midpoint, equal to 5,011,350 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 59.9% ownership interest to the public, which provides for an $30.0 million public offering at the midpoint value.

     1. P/E. The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. Ideally, the pro forma earnings base is composed principally of the Company's recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of net offering proceeds. NCRIC's reported earnings were $742,000 for the twelve months ended December 31, 2002, which included a modest amount of investment losses ($131,000), and valuation allowances established for a delinquent premium receivable ($1.2 million), both of which we have excluded from the core earnings base on a tax effected basis to derive a core earnings figure of $1,620,000.

     Based on the foregoing, the Company's pro forma P/E multiple pursuant incorporating the transaction assumptions discussed previously, was 38.45 times, which is at a premium to the 15.15 times earnings figure reported by the one Peer Group company reporting a meaningful P/E multiple. Based on core earnings, NCRIC's pro forma P/E multiple equaled 22.97 times earnings.

RP Financial, LC.
Page 4.20

     In light of weakened reported earnings for both NCRIC and the Peer Group, we have also assessed NCRIC's pro forma P/E multiple based on budgeted earnings for fiscal 2003 of $2.4 million, in comparison to the forward multiple based on the analyst's consensus earnings for 2003 for the Peer Group. Specifically, NCRIC's forward earnings multiple based on budgeted earnings equaled 16.92 times, which is at a premium of 20% relative to the Peer Group average and 60% relative to the Peer Group median. We believe that the foregoing premiums are appropriate in view of the relative strength of NCRIC's earnings in comparison to the Peer Group (four of the seven companies were in a loss position for the most recent twelve month period) and considering that analyst's estimates are subject to significant volatility over time in response to changing market conditions. Additionally, the premium forward earnings multiple for NCRIC takes into account the fact that the pro forma calculations reflect the initial reinvestment of the proceeds in investment securities at yields lower than the anticipated returns from the Company's expansion and growth strategy over the longer term.

     Relative to the medical professional liability specialist sub-group the Company's pro forma forward earnings multiples are discounted by 2% relative to the average (17.20 times) and by 17% relative to the median (20.37 times). Relative to ProAssurance's forward earnings multiple of 20.37 times, the Company's pro forma forward earnings multiple is discounted by 17%.

     2. P/B. The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio to NCRIC's pro forma book value. In applying the P/B approach, we also considered tangible book value (i.e., book value net of intangible assets) because historically the market has not generally given credit for intangible assets.

     At the midpoint value, NCRIC exhibited pro forma reported and tangible P/B ratios equaled 67.98% and 75.44%, respectively, compared to the Peer Group's average reported and tangible P/B ratios of 77.95% and 83.73%, respectively. Accordingly, the Company's pro forma reported and tangible P/B ratios are discounted by 13% and 10%, respectively.

     Relative to the medical professional liability specialist sub-group the Company's pro forma P/TB ratios are at a premium equal to 12% relative to the average (P/TB equal to 67.15%)

RP Financial, LC.
Page 4.21

and by 39% relative to the median (P/TB equal to 54.38%). In comparison to ProAssurance's P/TB ratio of 134.84%, NCRIC is discounted by 44% at the midpoint of the valuation range.

         3. P/Revenues. The P/Revenues valuation methodology determines market value by applying a valuation P/Revenue ratio to the Company's pro forma revenues. At the midpoint of the valuation range, NCRIC's value equaled 1.14 times of pro forma revenues. The foregoing P/Revenue ratio is above the range exhibited by the Peer Group average of 0.55 times and median of 0.60 times. NCRIC's P/Revenue ratio is relatively comparable to ProAssurance's P/Revenue ratio of 1.17 times. A benefit of the revenues approach is that it is not significantly impacted by the offering proceeds, unlike the earnings and book value approaches. At the same time, we believe that investors tend to focus more heavily on overall net earnings levels rather than the magnitude of overall revenues.

         4. P/A. The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully demutualized basis) to the Company's pro forma asset base. At the midpoint of the valuation range, NCRIC's value equaled 21.92% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.51%, which implies a 51.1% premium being applied to the Company's pro forma P/A. NCRIC's P/A ratio at the midpoint is at a 65% premium relative to the medical professional liability specialist sub-group and at a 13% discount relative to ProAssurance. We placed less weight on this valuation methodology, as size is a less important valuation criteria to the investment community

                               * * * * * * * * * *

Valuation Conclusion

         Based on the foregoing, it is our opinion that, as of March 11, 2003, the estimated aggregate pro forma market value of NCRIC, inclusive of the sale of the MHC's ownership interest to the public shareholders was $50,113,500 at the midpoint. Based on this valuation and the approximate 59.9 ownership interest being sold in the public offering, the midpoint value of the Company's stock offering was $30,000,000, equal to 3,000,000 shares at a per share value of $10.00. The offering range includes a minimum value of $25,500,000, equal to 2,550,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum value of $34,500,000, equal to

RP Financial, LC.
Page 4.22

3,450,000 shares at $10.00 per share (115.0% of the midpoint). If warranted by market conditions, the Company may sell conversion stock up to a supermaximum value of $39,675,000 (15% above the maximum), equal to 3,967,500 shares at $10.00 per share, without requiring a resolicitation. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-2 and Exhibit IV-3.

Establishment of the Exchange Ratio

         The Plan of Conversion and Reorganization provides that the minority stockholders are entitled to exchange their shares of the Company's common stock for newly issued shares of Company as a fully converted company. The Board of Directors has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate public ownership percentage in Company equal to 40.14% as of March 11, 2003. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of Company will be determined at the end of the offering based on the total number of shares sold in the Subscription and Community offerings. As shown in Table 4.5, the exchange ratio for the minority shareholders would be
1.1486 shares, 1.3514 shares, 1.5541 shares and 1.7872 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued shares for the shares held by the minority stockholders or on the proposed exchange ratio.

RP Financial, LC

                                    Table 4.5
                              Public Market Pricing
                      NCRIC Group, Inc. and the Peer Group
                           Prices As of March 11, 2003


                                    Market Capitalization                                      Per Share Data
                                  ------------------------  --------------------------------------------------------------
                          Primary Price/  Shares   Market           TTM Earnings            Book Value      TTM
                                                            ----------------------------  --------------
Ticker                      Line  Share    Out.     Value   Actual   Core   2003 Est.(2)   GAAP    Tang.    Rev.   Assets
------                    ------- ------  ------  --------  ------  ------  ------------  ------  ------   ------  -------
                                   ($)    (000)    ($000)     ($)     ($)       ($)         ($)     ($)      ($)     ($)
NCRIC Group, Inc.            PL
-----------------
Supermaximum                      $10.00   6,628  $ 66,275   $0.23   $0.36        $0.48   $12.43  $11.33   $ 6.68  $ 35.79
Maximum                           $10.00   5,763  $ 57,631   $0.24   $0.39        $0.53   $13.49  $12.22   $ 7.64  $ 40.36
Midpoint                          $10.00   5,011  $ 50,114   $0.26   $0.44        $0.59   $14.71  $13.26   $ 8.75  $ 45.61
Minimum                           $10.00   4,260  $ 42,596   $0.29   $0.49        $0.67   $16.36  $14.65   $10.25  $ 52.72

Peer Group Aggregate
--------------------
Average                           $12.95  15,219   230,999  ($1.06) ($1.30)       $1.06   $18.73  $17.38   $24.30  $ 90.64
Median                                --      --        --      --      --           --       --      --       --       --

Professional Liability
Peer Group
----------------------
Average                           $13.93  13,980   236,278  ($1.80) ($2.10)       $0.81   $22.99  $22.11   $27.91  $108.95
Median                                --      --        --      --      --           --       --      --       --       --

Workers Compensation
Peer Group
--------------------
Average                           $11.66  16,870   223,959  ($0.07) ($0.24)       $1.38   $13.04  $11.08   $19.49  $ 66.24
Median                                --      --        --      --      --           --       --      --       --       --

Professional
Liability Peer Group
--------------------
ACAP   American              PL   $19.40   8,695   168,683  ($1.98) ($1.98)       $0.50   $32.24  $32.24   $32.26  $121.78
       Physicians
FPIC   FPIC Ins. Grp.        PL   $ 7.55   9,391    70,902  ($1.56) ($1.56)       $1.40   $17.67  $15.54   $23.52  $109.30
PRA    Pro Assurance         PL   $22.81  28,500   650,085   $0.47   $0.59        $1.12   $17.72  $16.92   $19.50  $ 90.74
SKP    SCPIE Holdings        PL   $ 5.94   9,334    55,443  ($4.12) ($5.44)       $0.23   $24.34  $23.77   $36.34  $113.97

Workers Compensation
Peer Group
--------------------
AGII   Argonaut Grp.         WC   $12.42  21,581  $268,036   $0.82   $0.82        $1.53   $20.11  $15.35   $20.35  $ 92.50
RTWI   RTW, Inc. Zenith      WC   $ 2.30  10,262    23,603  ($1.59) ($1.59)       $0.70   $ 2.13  $ 2.13   $ 6.03  $ 20.12
ZNT    National              WC   $20.26  18,768   380,240   $0.55   $0.05        $1.92   $16.89  $15.75   $32.09  $ 86.10


                                                    Pricing Ratios                             Dividends
                          -------------------------------------------------------------  ---------------------
                                  Earnings                 Book Value      TTM           Amt./          Payout
                          ----------------------------  ----------------
Ticker                    Actual   Core   2003 Est.(2)   GAAP      Tang.   Rev.  Assets  Share  Yield   Ratio
------                    ------  ------  ------------  -------   ------  -----  ------  -----  -----   ------
                          (x)      (x)        (x)         (%)      (%)     (x)     (%)    ($)    (%)      (%)
NCRIC Group, Inc.
-----------------
Supermaximum              44.40x  27.96x      21.04x     80.48%   88.30%  1.50x  27.94%  $0.00  0.00%    0.00%
Maximum                   41.42x  25.39x      18.90x     74.14%   81.81%  1.31x  24.78%  $0.00  0.00%    0.00%
Midpoint                  38.45x  22.97x      16.92x     67.98%   75.44%  1.14x  21.92%  $0.00  0.00%    0.00%
Minimum                   35.05x  20.35x      14.82x     61.11%   68.25%  0.98x  18.97%  $0.00  0.00%    0.00%

Peer Group Aggregate
--------------------
Average                   15.15x  15.15x      14.05x     77.95%   83.73%  0.55x  14.51%  $0.06  0.96%     N.M.
Median                    15.15x  15.15x      10.55x     61.77%   80.93%  0.60x  13.43%     --     --       --

Professional Liability
Peer Group
----------------------
Average                     N.M.    N.M.      17.20x     64.01%   67.15%  0.56x  13.30%  $0.10  1.68%     N.M.
Median                      N.M.    N.M.      20.37x     51.46%   54.38%  0.46x  11.42%     --     --       --

Workers Compensation
Peer Group
--------------------
Average                   15.15x  15.15x       9.33x     96.54%  105.83%  0.54x  16.13%  $0.00  0.00%     N.M.
Median                    15.15x  15.15x       9.33x    107.91%  107.91%  0.61x  13.43%     --     --       --

Professional
Liability Peer Group
--------------------
ACAP   American             N.M.    N.M.        N.M.     60.18%   60.18%  0.60x  15.93%  $0.00  0.00%     N.M.
       Physicians
FPIC   FPIC Ins. Grp.       N.M.    N.M.       5.39x     42.73%   48.58%  0.32x   6.91%  $0.00  0.00%     N.M.
PRA    Pro Assurance        N.M.    N.M.      20.37x    128.73%  134.84%  1.17x  25.14%  $0.00  0.00%     N.M.
SKP    SCPIE Holdings       N.M.    N.M.      25.83x     24.41%   24.99%  0.16x   5.21%  $0.40  6.73%     N.M.

Workers Compensation
Peer Group
--------------------
AGII   Argonaut Grp.      15.15x  15.15x       8.12x     61.77%   80.93%  0.61x  13.43%  $0.00  0.00%     N.M.
RTWI   RTW, Inc. Zenith     N.M.    N.M.        N.A.    107.91%  107.91%  0.38x  11.43%  $0.00  0.00%     N.M.
ZNT    National             N.M.    N.M.      10.55x    119.94%  128.66%  0.63x  23.53%  $0.00  0.00%     N.M.

                            Based on
                            Analysts

                          Consensus (1)    Exch.     Gross
                          -------------
Ticker                     ROA     ROE     Ratio    Proceeds
------                    -----  ------   -------   --------
                           (%)     (%)      (x)      ($Mil)
NCRIC Group, Inc.
-----------------
Supermaximum              1.33%   3.83%   1.7872x     $39.68
Maximum                   1.31%   3.92%   1.5541x     $34.50
Midpoint                  1.30%   4.02%   1.3514x     $30.00
Minimum                   1.28%   4.12%   1.1486x     $25.50

Peer Group Aggregate
--------------------
Average                   1.17%   5.95%
Median                    1.26%   6.97%

Professional Liability
Peer Group
----------------------
Average                   0.78%   4.19%
Median                    0.82%   3.94%

Workers Compensation
Peer Group
--------------------
Average                   1.94%   9.49%
Median                    1.94%   9.49%

Professional
Liability Peer Group
--------------------
ACAP   American           0.41%   1.55%
       Physicians
FPIC   FPIC Ins. Grp.     1.28%   7.92%
PRA    Pro Assurance      1.23%   6.32%
SKP    SCPIE Holdings     0.20%   0.95%

Workers Compensation
Peer Group
--------------------
AGII   Argonaut Grp.      1.65%   7.61%
RTWI   RTW, Inc. Zenith    N.A.    N.A.
ZNT    National           2.23%  11.37%

(1) Based on analysts consensus estimates for the Peer Group. Assumes NCRIC Group earns $2.4 million in fiscal 2003 which is consistent with NCRIC's budget before factoring in the impact of the second step conversion.

Note:  TTM = Trailing 12 months.

Source: Audited and unaudited financial statements, corporate reports and offering circulars.
        The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.